UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
WM Technology, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WM TECHNOLOGY, INC.

41 DISCOVERY
IRVINE, CALIFORNIA 92618
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 21, 2022 AT 10:00 A.M. PACIFIC TIME
Dear Stockholders of WM Technology, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of WM Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 21, 2022 at 10:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted only via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/MAPS2022. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our stockholders, including our many international employees, around the world to attend the Annual Meeting, and provides cost savings for our stockholders and the Company. A complete list of record stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting at our corporate headquarters during regular business hours. In addition, the list of record stockholders will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/MAPS2022.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect the three nominees for Class I directors named in the accompanying proxy statement (“Proxy Statement”) to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal;

2.
To approve, on a non-binding advisory basis, the compensation as disclosed in the Proxy Statement of our principal executive officer, our principal financial officer, and our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as our executive officers at the end of the last completed fiscal year (the “Named Executive Officers”) for the year ended 2021;

3.	To indicate, on a non-binding advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers;
4.	To ratify the selection by the Audit Committee of the Board of Directors of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.
The record date for the Annual Meeting is April 28, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/MAPS2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be
Held on Tuesday, June 21, 2022 at 10:00 a.m. Pacific Time online at
www.virtualshareholdermeeting.com/MAPS2022.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com

By Order of the Board of Directors,

/s/ Brian Camire
Brian Camire
General Counsel and Secretary
Irvine, California
April 29, 2022

You are cordially invited to attend the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

WM TECHNOLOGY, INC.
PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON TUESDAY, JUNE 21, 2022
We have sent you these proxy materials because the Board of Directors of WM Technology, Inc. (the “Board”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held via a live audio webcast on Tuesday, June 21, 2022 at 10:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/MAPS2022 where you will be able to listen to the meeting live, submit questions and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2021 Annual Report, are being distributed and made available on or about April 29, 2022. As used in this Proxy Statement, references to “we,” “us,” “our,” “WM Technology” and the “Company” refer to WM Technology, Inc. and its subsidiaries.
Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We intend to mail the Notice on or about April 29, 2022 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 9, 2022.
How do I attend the annual meeting?
In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/MAPS2022. You will not be able to attend the annual meeting in person. If you attend the annual meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/MAPS2022.
How do we attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 28, 2022. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/MAPS2022 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or in the email sending you the Proxy Statement. If you are a beneficial owner, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your Control Number.

Whether or not you participate in the annual meeting, it is important that you vote your shares.
We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures. Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first come, first served basis.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/MAPS2022 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the annual meeting.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/MAPS2022. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.
Where can we get technical assistance?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
For the Annual Meeting, how do we ask questions of management and the Board?
We plan to have a Q&A session at the annual meeting. Questions may be submitted prior to the annual meeting www.virtualshareholdermeeting.com/MAPS2022. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting and as time permits.
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions relevant to the business of the Annual Meeting in advance of the Annual Meeting. If you are a stockholder, you may submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted prior to the Annual Meeting through www.virtualshareholdermeeting.com/MAPS2022.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 28, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 86,103,114 shares of Class A Common Stock of the Company (the “Class A Common Stock”) and 58,294,288 shares of Class V Common Stock (the “Class V Common Stock”, and together with the Class A Common Stock, the “Common Stock”) outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 28, 2022, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.proxyvote.com. You will be asked to provide the Control Number from your Notice. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If on April 28, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy.
What matters am I voting on?
There are four matters scheduled for a vote:
•
To elect the three nominees for Class I directors named in the accompanying Proxy Statement to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified (“Proposal 1”);

•	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers for the year ended 2021 (“Proposal 2”);
•	To indicate, on a non-binding advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers (“Proposal 3”); and
•
To ratify the selection by the Audit Committee of the Board of Directors of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2022 (“Proposal 4”).

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:
•
To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/MAPS2022. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.

•
To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 20, 2022), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning their proxy card or voting instruction form, as described below.

○
To vote using the proxy card that may have been delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

○
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 20, 2022 to be counted.

○
To vote through the internet, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 20, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Beneficial owner of shares held in street name should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner of shares held in street name, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A Common Stock and each share of Class V Common Stock you own as of April 28, 2022. Holders of Class A Common Stock and Class V Common Stock will vote together as one class on all proposals.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, for “One Year” as the preferred frequency of advisory votes to approve executive compensation and “For” the ratification of the selection by the Audit Committee of the Board of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine”, but not with respect to “non-routine” matters. In this regard, Proposals 1, 2 and 3 are considered to be “non-routine” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 4 is considered to be a “routine” matters meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 4.
If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by email, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to WM Technology, Inc., Attn: Brian Camire at 41 Discovery, Irvine, California 92618. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the Annual Meeting.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank as a nominee or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2022, to WM Technology, Inc., Attn: Corporate Secretary, 41 Discovery, Irvine, California 92618. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so by submitting your proposal in writing which must be received by the Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting no earlier than the close of business on February 21, 2023 and no later than the close of business on March 23, 2023. The notice must contain the information required by our Bylaws. In the event that the date of the 2023 Annual Meeting is not within 30 days before or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting of stockholders, or no annual meeting was held during the preceding year, then the Corporate Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to 2023 Annual Meeting or the closing of business on the tenth day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 22, 2023.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 4, and will have the same effect as “Against” votes. For Proposal 3, abstentions will be counted towards the vote total, and will have the same effect as votes against each of the proposed voting frequencies. Broker non-votes on Proposal 1, 2 and 3 will have no effect and will not be counted towards the vote total for any of those proposals. Proposal 4 is considered a “routine” matter, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 4.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1, 2 and 3 are considered to be “non-routine”, and are proposals for which brokers do not have discretionary voting authority. We therefore expect broker non-votes to exist in connection with those proposals. Proposal 4 is a “routine” matter and therefore broker non-votes are not expected to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Proposal 1: For the election of directors, the three Class I nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. “Withhold” votes, “Abstain” votes and broker non-votes will have no effect.
Proposal 2: The advisory vote, on a non-binding basis, on the compensation of our Named Executive Officers for the year ended 2021 will be considered to be approved if it receives “For” votes from the holders of a majority in voting power of shares of Common Stock present or represented by proxy and entitled to vote on the matter. “Abstain” votes and broker non-votes will have no effect.
Proposal 3: For the advisory vote, on a non-binding basis, on the frequency of stockholder advisory votes on the compensation of our Named Executive Officers, the frequency receiving the highest number of affirmative votes from the holders of shares present or represented by proxy and entitled to vote at the Annual Meeting. “Abstain” votes and broker non-votes will have no effect.
Proposal 4: To ratify the selection of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2022, the proposal must receive “For” votes from the holders of a majority in voting power of the shares of Common Stock present by remote communication at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority in voting power of the shares of Common Stock entitled to vote are present by remote communication at the meeting or represented by proxy. On the record date, there were 144,397,402 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 72,198,702 shares of Common Stock must be present by remote communication at the meeting or represented by proxy at the Annual Meeting to have a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone, online or at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority in voting power of the shares of Common Stock present by remote communication at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
The Board is divided into three classes, designated as Class I, Class II and Class III, each of which has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal.
The Board presently has nine members. There are three directors in the class whose term of office expires in 2021. Other than Mr. Bay, each of the nominees listed below is currently a director who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to strongly encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of stockholders in 2021.
Directors are elected by a plurality of the votes of the shares present online at meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us, if any. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Class I Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting
Christopher Beals. Mr. Beals, age 42, has served as our Chief Executive Officer and as a member of the Board since June 2021. Mr. Beals served as WM Holding Company, LLC’s (“WMH LLC” and when referred to in its pre-Business Combination capacity, “Legacy WMH”) Chief Executive Officer from March 2019 to June 2021 and as a member of its board of managers since October 2015. Mr. Beals previously served as Legacy WMH’s General Counsel from September 2015, and Legacy WMH’s President from February 2016 to March 2019. Mr. Beals previously served as Senior Vice President of Colbeck Capital Management from December 2014 to August 2015 and Senior Corporate Counsel & Data Privacy Officer at T-Systems International GmbH from February 2013 to December 2014. He also previously worked as an associate at Davis Polk & Wardwell LLP and Covington & Burling LLP. Mr. Beals holds a B.S. in Systems Engineering and a B.A. in Economics from the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School.
Mr. Beals was selected to serve on the Board based on his substantial business, leadership and management experience as WMH’s Chief Executive Officer.
Fiona Tan. Ms. Tan, age 51, has served as a member of the Board since June 2021. Since March 2022, Ms. Tan has served as Chief Technology Officer for Wayfair LLC and as Global Head of Customer and Supplier Technology for Wayfair LLC from September 2020 to March 2022. Prior to that Ms. Tan held various leadership positions at Walmart Inc., including Head of Technology, Walmart US from March 2019 to September 2020, Senior Vice President, Engineering, Customer Technology, WalmartLabs from January 2017 to March 2019 and Vice President, Engineering, International Markets, WalmartLabs Strategy, and Operations from April 2014 to January 2017. Prior to that Ms. Tan was Vice President, Engineering for Ariba, Inc. Ms. Tan also previously worked for 16 years at TIBCO Software, Inc., as well as for Oracle Corporation. Ms. Tan holds an M.S. in Computer Science from Stanford University and a B.S. in Computer Science and Engineering from the Massachusetts Institute of Technology.
Ms. Tan was selected to serve on the Board based on her business experience and technology industry expertise.
Anthony Bay. Mr. Bay, age 66, has served as a member and the Chairperson of our board of directors since March 2022. Prior to WM Technology, Mr. Bay has served on three public boards, including two as Chairman as well as numerous private boards. Since September 2019, Mr. Bay has served as the Founder and Chief Executive Officer of Techquity, a technology advisory firm helping innovative companies leverage software and cloud operations to scale faster with less risk. From 2013 to 2016, he served as Chief Executive Officer of Rdio, a leading global music subscription streaming service with over 70 million registered users and 14 million active. In November 2015, Rdio filed for Chapter 11 bankruptcy relief as a condition of its sale to Pandora. Prior to Rdio, Mr. Bay served as a Vice President and Global head for Digital Video for Amazon from 2011 to 2013, responsible for all aspects of the company's Digital Video and streaming business globally. During his eight year tenure at Microsoft, Mr. Bay was Corporate Vice President and General Manager of Microsoft's Digital Media Division and a member of Microsoft's executive staff. Earlier, Mr. Bay was General Manager of Microsoft's Commercial Systems Division, responsible for developing core components of Microsoft's Internet services platform, including ISP/carrier infrastructure, website development and eCommerce. Mr. Bay joined Microsoft as part of the MSN management team in 1994, eventually overseeing all MSN development and production systems. At Apple from 1986 to 1994, Mr. Bay worked at Apple Computer in various product leadership roles, including three years at Apple's European headquarters in Paris. Mr. Bay holds an MBA from San Jose State University and undergraduate degree in Economics from the University of California, Los Angeles.
Mr. Bay was selected to serve on the Board based on his business experience as a founder, chief executive officer and various leadership positions of technology companies, and as a director of private and publicly-listed companies.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Class II Directors Continuing in Office Until the 2023 Annual Meeting
Tony Aquila. Mr. Aquila, age 57, has served as a member of the Board since June 2021. In June 2019, Mr. Aquila founded AFV Partners, an affirmative low-leverage capital vehicle that invests in long-term mission critical software, data and technology businesses and serves as its Chairperson and Chief Executive Officer since its founding. In 2005, Mr. Aquila founded Solera Holdings Inc., and led it as Chairperson and Chief Executive Officer to a $1 billion initial public offering in 2007, and in the following years sourced and executed over 50 acquisitions significantly expanding Solera’s total addressable market. Mr. Aquila oversaw Solera’s $6.5 billion transaction from a public-to-private business in 2016. Mr. Aquila currently serves as the Chief Executive Officer of Canoo, Inc., a mobility technology company, since April 2021, and as the Executive Chairman of the Board of Canoo since December 2020. Mr. Aquila also serves as a member of the Arkansas Council on Future Mobility since February 2022. Mr. Aquila also serves as a member of the board of directors of The Lost Explorer Mezcal Company, a sustainable producer and distributor of handcrafted mezcal, since May 2021. Furthermore, Mr. Aquila currently serves as the Chairperson for Aircraft Performance Group, LLC, a global provider of mission critical flight operations software, since January 2020, RocketRoute Limited, global aviation services company, since March 2020, APG Avionics LLC, an aviation data and software company for the general aviation market, since September 2020. From November 2018 to July 2020, Mr. Aquila served as the Global Chairperson of Sportradar Group, a sports data and content company.
Mr. Aquila was selected to serve on the Board based on his business experience as a founder, inventor, chief executive officer and director of publicly-listed companies and his investing experience.
Brenda Freeman. Ms. Freeman, age 57, has served as a member of the Board since June 2021. Since March, 2022, Mrs. Freeman has served as Chief Brand Officer of Wunderkind Corporation and since April 2021, she has served as a partner of Debut Capital. Ms. Freeman founded and has served as President of Joyeux Advisory Group LLC, a firm providing advisory services to early-stage startups and Fortune 500 companies, since January 2018. Prior to that, Ms. Freeman served as Chief Executive Officer for Arteza, Inc., a direct-to-consumer arts and crafts manufacturing and supply company from February 2020 to February 2021. From March 2016 to December 2018, Ms. Freeman was Chief Marketing Officer of Magic Leap, Inc., a virtual reality technology company, and from December 2018 to April 2019 was Senior Advisor to the Chief Executive Officer. From March 2015 to March 2016, Ms. Freeman served as Chief Marketing Officer of National Geographic Channel, a television network and channel. Ms. Freeman has been a member of the boards of directors of Blue Apron Holdings, Inc. since October 2020, of Caleres, Inc. since April 2017 and of Avnet, Inc. since November 2018. Ms. Freeman previously served on the board of directors of Herman Miller, Inc. from January 2016 to June 2019 and on the board of directors of RTW Retailwinds, Inc. from April 2019 to April 2020. Previously, Ms. Freeman served as Chief Marketing Officer at Turner Broadcasting Systems, Inc. and was Vice President, television marketing at DreamWorks Animation SKG Inc. Ms. Freeman holds a B.S. degree in chemical engineering and an M.B.A degree from the University of Maryland.
Ms. Freeman was selected to serve on the Board based on her business experience and technology industry expertise.
Olga Gonzalez. Ms. Gonzalez, age 55, has served as a member of the Board since June 2021. Since January 2021, Ms. Gonzalez has served as Global Business Leader for Wild Fork Foods, an online specialty food service. Prior to that, Ms. Gonzalez held various leadership positions at Walmart Inc., including Senior Vice President and Chief Financial Officer at Walmart México y Centroamérica from July 2017 to April 2020, Vice President Commercial & Operations Finance at Walmart México y Centroamérica from October 2014 to June 2017, Chief Financial Officer at Walmart Chile from 2011 to 2014, and Vice President, Internal Audit Services Latin America at Walmart US from 2010 to 2011. Prior to that, Ms. Gonzalez had served as Director, Internal Audit at General Motors Company from 2006 to 2010 and from 1996 to 2004, Vice President, Enterprise Risk and Assurance Services at the American Express Company from 2004 to 2006, and Internal Audit at Banco Santander from 1989 to 1996. Ms. Gonzalez holds a Bachelor of Business Administration degree from Pontificia Universidad Católica de Puerto Rico and an M.B.A. from Florida International University.
Ms. Gonzalez was selected to serve on the Board based on her business experience and financial expertise.
Class III Directors Continuing in Office Until the 2024 Annual Meeting
Douglas Francis. Mr. Francis, age 44, has served as a member of the Board since June 2021. Mr. Francis is a co-founder of Legacy WMH, and served as Chairperson of Legacy WMH’s board of managers since March 2019 and as a member of Legacy WMH’s board of managers prior to that. Mr. Francis previously served as Legacy WMH’s Chief Executive Officer from February 2016 until March 2019 and as Legacy WMH’s President from January 2009 to February 2016. Mr. Francis has served in management positions in each of Legacy WMH’s current subsidiaries. Mr. Francis holds a B.S. in Business Administration and Management from Chapman University.
Mr. Francis was selected to serve on the Board based on his perspective, experience and institutional knowledge as WMH’s co-founder and his long tenure as WMH’s President and Chief Executive Officer.
Scott Gordon. Mr. Gordon, age 60, has served as a member of the Board since June 2021. Mr. Gordon has been the Chairperson of Silver Spike’s board of directors and has served as its Chief Executive Officer since its inception. Since 2016, Mr. Gordon has been the co-founder and Chairperson of Egg Rock Holdings, parent company of the Papa & Barkley family of cannabis products with related subsidiary assets in manufacturing, processing, and logistics. Egg Rock Holdings also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. From 2016 to 2018, Mr. Gordon was also President of Fintech Advisory Inc., investment manager for a multibillion dollar family office fund focused on long-term and opportunistic investments in emerging markets. From late 2013 to 2016, Mr. Gordon served as a Portfolio Manager at Taconic Capital Advisors, a multi-strategy investment firm. Prior to joining Taconic, Mr. Gordon was a Partner and Portfolio Manager at Caxton Associates from 2009 to 2012. He was also a Senior Managing Director and Head of Emerging Markets at Marathon Asset Management from 2007 to 2009. Earlier in his career, Mr. Gordon held leadership positions at Bank of America and ING Capital. Mr. Gordon was a founding member of the Emerging Markets business at JP Morgan where he worked upon graduating from Bowdoin College in 1983.
Mr. Gordon was selected to serve on the Board based on his experience in emerging markets and in the cannabis sector.
Justin Hartfield. Mr. Hartfield, age 38, has served as a member of the Board since June 2021. Mr. Hartfield is a co-founder of Legacy WMH, and served as a member of Legacy WMH’s board of managers since inception and served as Legacy WMH’s Chairperson of the board from February 2016 to March 2019. Previously, Mr. Hartfield served as Legacy WMH’s Chief Executive Officer until February 2016. Mr. Hartfield holds a B.S. in Computer and Information Sciences and Supportive Services from the University of California, Irvine.
Mr. Hartfield was selected to serve on the Board based on his perspective, experience and institutional knowledge as WMH’s co-founder and his long tenure as WMH’s President and Chief Executive Officer.

Board Diversity
The Board Diversity Matrix below provides the diversity statistics for the Board.
Board Diversity Matrix (as of April 28, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background			—	—
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx		—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White		5	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	1

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Aquila, Bay and Gordon and Mses. Freeman, Gonzalez and Tan. Ms. Freeman served as the lead independent director from the completion of our business combination with Silver Spike Acquisition Corp (the “Business Combination”) until the appointment of our independent Chairperson, Mr. Bay. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure
The Board has an independent Chairperson, Mr. Bay, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairperson has substantial ability to shape the work of the Board. The Company believes that separation of the positions of the Chairperson and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairperson can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee is also responsible for monitoring compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee’s responsibilities also include oversight of cybersecurity risk management. The Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee is responsible for assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.
Meetings of the Board of Directors
The Board of Directors of Silver Spike Acquisition Corp (“Silver Spike”) met one time during the last fiscal year. Each member of the Board of Directors of Silver Spike attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member. Following the completion of our Business Combination in June 2021, the Board met two times during 2021. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member.
Information Regarding Committees of the Board of Directors
The Board established the Audit Committee, the Compensation Committee and the Nominating And Corporate Governance Committee. The Board adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq rules and can be found at our website at ir.weedmaps.com.We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website. The following table provides membership and meeting information for the year ended December 31, 2021 for each of the standing Board committees:
Director	Audit	Compensation	Nominating and Corporate Governance
Tony Aquila		X**
Christopher Beals*
Douglas Francis
Brenda Freeman	X		X**
Olga Gonzalez	X**
Scott Gordon	X	X
Justin Hartfield
Fiona Tan			X
Total meetings in the year ended December 31, 2021	3	3	2
*	Chairperson
**	Committee Chair
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
The Audit Committee consists of Mses. Gonzalez and Freeman and Messrs. Bay and Gordon. The Board has determined that each of the members of the Audit Committee satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
We named Ms. Gonzalez as the chair of the Audit Committee. The Board determined that Ms. Gonzalez qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board considered Ms. Gonzalez’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
During 2021 and prior to completion of the Business Combination (the “Closing”), Orrin Devinsky, Richard Goldman and Kenneth Landis served on the audit committee of SSPK, our predecessor, with Kenneth Landis serving as the chair of the audit committee of Silver Spike Acquisition Corp. (“SSPK”). The audit committee of SSPK met two times during 2021. The current Audit Committee, established in June 2021 after the completion of the Business Combination, met three times during 2021.

The functions of this committee include, among other things:
•	approve the hiring, discharging and compensation of our independent registered public accounting firm; oversee the work of our independent registered public accounting firm;
•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent registered public accounting firm;
•	review our financial statements and review our critical accounting policies and estimates;
•	review and approve related party transactions;
•	review the adequacy and effectiveness of our internal controls; and
•	review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by the members of the Audit Committee of the Board.
Olga Gonzalez (chair)(2)
Brenda Freeman
Scott Gordon
Anthony Bay
(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Olga Gonzalez served as the chair of our Audit Committee until March 7, 2022.
Compensation Committee
The Compensation Committee consists of Messrs. Aquila, Bay and Gordon. We named Mr. Aquila as the chair of the Compensation Committee. The Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.
During 2021 and prior to completion of the Business Combination, Orrin Devinsky, Richard Goldman and Kenneth Landis served on the compensation committee of SSPK, our predecessor, with Richard Goldman serving as the chair of the compensation committee of SSPK. The compensation committee of SSPK did not meet during 2021. The current Compensation Committee, established in June 2021 after the completion of the Business Combination, met three times during 2021.
The functions of the Compensation Committee include, among other things:
•	review and recommend policies relating to compensation and benefits of our officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluate the performance of our officers in light of established goals and objectives;
•	recommend compensation of our officers based on its evaluations; and
•	administer the issuance of stock options and other awards under our stock plans.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, the Compensation Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or performance. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the compensation and oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration those factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia Inc. (“Compensia”) as compensation consultants.
During the year ended December 31, 2021, Compensia provided the following services:
•	assisted the Compensation Committee in refreshing our compensation peer group;
•
provided competitive market data based on the compensation peer group for our executive officer positions, as well as broader technology company survey data, and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and broader technology industry compensate their executives; and

•
provided guidance on other compensation topics including, equity design and programs, burn rates and overhang levels, initial public offering equity compensation plans, and ad hoc market data and practices.

The Compensation Committee typically makes most of the significant adjustments to annual compensation, and determines base salary, bonus and equity awards at one or more meetings held during the first quarter of its fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. For all Named Executive Officers and non-employee directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to our executive officers in various hypothetical scenarios, executive officer and non-employee director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and non-employee director compensation paid at other companies identified by the consultant.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2021. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Compensation Committee Interlocks and Insider Participation
None of the intended members of the Compensation Committee has ever been our executive officer or employee. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or Compensation Committee.
Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Tony Aquila (chair)
Anthony Bay
Scott Gordon
(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Mses. Tan and Freeman. Ms. Freeman serves as the chair of the Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq.
During 2021 and prior to completion of the Business Combination, Orrin Devinsky, Richard Goldman and Kenneth Landis served on the nominating committee of SSPK, our predecessor, with Orrin Devinsky serving as the chair of the nominating committee of SSPK. The nominating committee of SSPK did not meet during 2021. The current Nominating and Corporate Governance Committee, established in June 2021 after the completion of the Business Combination, met two times during 2021.
The functions of the Nominating and Corporate Governance Committee include, among other things:
•	evaluate and make recommendations regarding the organization and governance of the Board and its committees;
•	assess the performance of members of the Board and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the Board; and
•	review and make recommendations with regard to our corporate governance guidelines.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate

Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. Commencing in 2022, the Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis and every three years, conducted with an outside consultant. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In the year ended December 31, 2021, the Nominating and Corporate Governance Committee paid fees to Russell Reynolds Associates and True Capital Partners, LLC to assist in the process of identifying or evaluating director candidates.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
Stockholder Communications with the Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
We have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent and therefore a formal process is not necessary.
Code of Conduct
The Board adopted a Code of Conduct (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at ir.weedmaps.com. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investors.weedmaps.com.
Hedging Policy
As part of our insider trading policy, all our directors, officers, employees and certain designated consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

PROPOSAL NO. 2
ADVISORY VOTE, ON A NON-BINDING BASIS, TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED 2021
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of the Company’s Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are reasonable, competitive, and appropriately balance the goals of attracting, motivating, rewarding, and retaining its Named Executive Officers with the goal of aligning their interests with those of the stockholders. Compensation of the Company’s Named Executive Officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the Company’s stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority in voting power of the shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s Named Executive Officers, the next scheduled say-on-pay vote will be at the 2023 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE, ON A NON-BINDING BASIS, ON THE FREQUENCY OF SOLICITATION OF
ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act, enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s Named Executive Officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer a non-binding advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.
After considering the benefits and consequences of each alternative, the Board recommends that the non-binding advisory vote on the compensation of the Company’s Named Executive Officers be submitted to the stockholders every year.
The Board believes that a non-binding advisory vote every year on the compensation of the Company’s Named Executive Officers promotes accountability and transparency of our executive compensation program and the continuing evolution of our business. While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on a non-binding advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority in voting power of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.
The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board, the Board may decide that it is in the best interests of the stockholders that the Company hold a non-binding advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.
THE BOARD RECOMMENDS A VOTE, ON A NON-BINDING ADVISORY BASIS, IN FAVOR OF “ONE YEAR” ON PROPOSAL NO. 3.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Baker Tilly (and its predecessor by acquisition, Squar Milner, which it acquired on November 1, 2020) has audited our financial statements since the year ended December 31, 2013. Representatives of Baker Tilly are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Baker Tilly as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Baker Tilly to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests for us and our stockholders.
The affirmative vote of the holders of a majority in voting power of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Baker Tilly.
Change in Independent Registered Accounting Firm
On June 16, 2021 (the “Closing Date”), the Board approved the engagement of Baker Tilly as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. Baker Tilly served as the independent registered public accounting firm of WM Holding Company, LLC, (when referred to in its pre-Business Combination capacity, “Legacy WMH”) prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), the SSPK’s independent registered public accounting firm prior to the Business Combination, was informed on the Closing Date that it would be dismissed and replaced by Baker Tilly as our independent registered public accounting firm.
Marcum’s report on the SSPK’s balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) to December 31, 2019, and the related notes to the financial statements (collectively, the “financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about SSPK’s ability to continue as a going concern.
During the period from June 7, 2019 (inception) to December 31, 2020 and the subsequent interim period through June 21, 2021, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
During the period from June 7, 2019 (inception) to December 31, 2020, and the interim period through March 31, 2021, we did not consult Baker Tilly with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Baker Tilly that Baker Tilly concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
We have provided Marcum with a copy of the disclosures made by us and received from Marcum a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. The letter from Marcum was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on June 22, 2021.

Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the years ended December 31, 2020 and December 31, 2021, by Baker Tilly, the Company’s principal accountant.
	Year Ended (in thousands)
	2021	2020
Audit Fees(1)	$458,050	$162,000
Audit-Related Fees	142,312	—
Tax Fees	—	—
All Other Fees(2)	—	123,412
Total Fees	$600,362	$285,412
(1)
“Audit Fees” consist of fees in connection with the audit of the Company’s annual consolidated financial statements, including audited financial statements presented in its Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination, audited financial statements presented in its Registration Statements on Form S-1 filed with the SEC, audited financial statements presented in the Company’s annual report on Form 10-K, review of its quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Included in the 2021 Audit Fees are fees billed in connection with the Business Combination.

(2)	“All Other Fees” consist of fees in connection with permitted advisory services related to key performance indicators.
All 2021 fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Baker Tilly. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given on a collective basis pursuant to such policy or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Our Audit Committee has determined that the rendering of services other than audit services by Baker Tilly is compatible with maintaining the principal accountant’s independence.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 4.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our current executive officers as of April 28, 2022.
Name	Age	Position
Executive Officers
Christopher Beals	42	Chief Executive Officer and Director
Arden Lee	45	Chief Financial Officer
Juanjo Feijoo	36	Chief Operating Officer
Justin Dean	44	Chief Technology Officer and Chief Information Officer
Brian Camire	42	General Counsel and Secretary
The following sets forth biographical information with respect to our executive officers who are not directors.
Arden Lee. Mr. Lee served as our Chief Financial Officer since June 2021. Mr. Lee served as Legacy WMH’s Chief Financial Officer from February 2019 to June 2021. Prior to joining Legacy WMH, Mr. Lee was the Vice President of Global Business Planning at Nike, Inc. from December 2016 to July 2018 and previously worked at Goldman Sachs & Co. from April 2007 to November 2016, most recently holding the position of Managing Director of Investment Banking. Mr. Lee also previously served as Vice President, Investment Banking at Citigroup, Inc. and Vice President, Mergers and Acquisitions at Deutsche Bank Securities. He holds an A.B. in Economics from Princeton University.
Juanjo Feijoo. Mr. Feijoo has served as our Chief Operating Officer since July 2021 and as our Chief Marketing Officer from June 2021 to July 2021. Mr. Feijoo served as Legacy WMH’s Chief Marketing Officer from May 2019 to June 2021. Previously, Mr. Feijoo served as Senior Director of Customer Engagement for Creative Cloud at Adobe, a publicly-held global technology company, from 2017 to 2019. Prior to that, from 2015 to 2017, Mr. Feijoo served various roles at Maplebear inc (d/b/a Instacart), a private company, including Vice President of Central Operations & Marketing. Prior that, from 2008 to 2015, Mr. Feijoo held several roles at Google, Inc, a publicly-held global technology company, including Head of Consumer Experience, Consumer Operations. Mr. Feijoo holds a B.S. in International Business Management from Oxford Brookes University.
Justin Dean. Mr. Dean has served as our Chief Technology Officer and Chief Information Officer since June 2021. Mr. Dean served as Legacy WMH’s Chief Technology Officer from December 2019 to June 2021 and Chief Information Officer since November 2018. He previously served as the Senior Vice President of Technology and Head of Infrastructure and Platform at Ticketmaster from February 2015 to November 2018, Vice President of Global Infrastructure and Head of Technical Operations at Shopzilla (formerly Bizrate) from January 2007 to February 2015 and Vice President of Information Technology at B3 Corp from 2002 to 2007. Mr. Dean started his career in technology while serving as a Network Systems Engineer in the U.S. Marine Corps from October 1995 to October 1999 and then went on to serve in senior technical architecture roles at National Realty Trust and Compuware (assigned to Sempra Energy).
Brian Camire. Mr. Camire has served as our General Counsel and Secretary since June 2021. Mr. Camire served as Legacy WMH’s General Counsel from May 2019 to June 2021. Prior to joining Legacy WMH, Mr. Camire served as Associate General Counsel of Snap Inc. from May 2016 until April 2019 and as Corporate Counsel from March 2015 to May 2016. From January 2011 to February 2015, Mr. Camire worked as an associate attorney at Cooley LLP. Mr. Camire holds a B.A. in Mathematics from Northwestern University and a J.D. from the University of Michigan Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 19, 2022, by:
•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock and Class V Common Stock;
•	each of our current Named Executive Officers and directors; and
•	all of our current executive officers and directors, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 144,397,402 shares of our Class A Common Stock and Class V Common Stock issued and outstanding as of April 19, 2022 and do not take into account the issuance of any shares of Class A Common Stock upon (i) the exercise of 19,499,973 Warrants to purchase an aggregate of 19,499,973 shares of Class A Common Stock or (ii) the exchange of 16,249,030 Class P Units for up to 16,249,030 shares of Class A Common Stock. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of our Common Stock.
Name of Beneficial Owner(1)	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock	Number of Shares of Class V Common Stock Beneficially Owned(2)	% of Class V Common Stock	Combined % of Total Voting Power(3)
Directors and Named Executive Officers:
Christopher Beals	205,405	0.2%	6,166,819	10.58%	4.4%
Tony Aquila(4)	5,010,093	5.8%	—	—	3.5%
Douglas Francis(5)	2,952,858	3.4%	24,788,364	42.5%	19.2%
Justin Hartfield(6)	10,093	—	29,328,310	50.31%	20.3%
Scott Gordon	10,093	—	—	—	—
Fiona Tan	10,093	—	—	—	—
Olga Gonzalez	10,093	—	—	—	—
Brenda Freeman	10,093	—	—	—	—
Anthony Bay	40	—	—	—	—
Arden Lee	156,249	0.2%	—	—	0.1%
Brian Camire	58,593	0.1%	—	—	—
Justin Dean	82,029	0.1%	—	—	0.1%
Juanjo Feijoo	156,248	0.2%	—	—	0.1%
All Directors and Executive Officers of the Company as a Group (13 Individuals)(7)	8,671,940	10.1%	51,814,302	88.9%	41.9%
Five Percent Holders:
Ghost Media Group, LLC(5)(6)	—	—	8,469,191	14.53%	5.9%
Luxor Capital Group, LP(8)	7,356,117	8.5%	—	—	5.1%
Senvest Management, LLC(9)	6,648,046	7.7%	—	—	4.6%
Silver Spike Holdings, LP(10)	6,250,000	7.3%	—	—	4.3%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 41 Discovery, Irvine, California 92618.
(2)
Holders of Class A Common Stock and Class V Common Stock are entitled to one vote for each share of Class A Common Stock or Class V Common Stock, as the case may be, held by them. Each share of Class V Common Stock, together with a corresponding limited liability company interest in WMH LLC (as defined below) (together, a “Paired Interest”) is exchangeable for shares of Class A Common Stock on a one-for-one basis from time to time at and after December 13, 2021, unless we determine to pay cash consideration for such Paired Interests.

(3)	Represents percentage of voting power of the holders of Class A Common Stock and Class V Common Stock voting together as a single class.
(4)
Includes 3,750,000 shares in the aggregate of shares of Class A Common Stock held by AFV Partners SPV-5 (WM) LLC (“AFV 5”), AFV Partners SPV-6 (WM) LLC (“AFV 6”) and three family trusts (the “Trusts”) upon the completion of the business combination pursuant to the PIPE subscription financing. Mr. Aquila is a managing member of AFV Management Advisors LLC, which exercises ultimate voting and investment power with respect to the shares held by AFV 5 and AFV 6 and a co-trustee of each of the Trusts and as such may be deemed to hold voting and dispositive power with respect to the shares held in the aggregate by such Trusts. It also includes 1,260,093 shares of Class A Common Stock that Mr. Aquila personally holds, which include 10,093 shares of Class A Common Stock underlying restricted stock units that vest on June 16, 2022. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

(5)
Includes 2,912,765 shares of Class A Common Stock and 14,250,000 shares of Class V Common Stock held by Mr. Francis, 8,469,191 shares of Class V Common Stock held by Ghost Media Group, LLC, 600,618 shares of Class V Common Stock held by Genco Incentives, LLC and 1,468,555 shares of Class V Common Stock held by WM Founders Legacy I, LLC. Ghost Media Group, LLC is controlled by Messrs. Francis and Hartfield and WM Founders Legacy I, LLC and Genco Incentives, LLC are controlled by Mr. Francis. Accordingly, Mr. Francis may be deemed to be a beneficial owner of the Class A Units held by Ghost Media Group, LLC, Genco Incentives, LLC and WM Founders Legacy I, LLC.

(6)
Includes 19,288,160 shares of Class V Common Stock held by Mr. Hartfield, 8,469,191 shares of Class V Common Stock held by Ghost Media Group, LLC and 1,570,959 shares of Class V Common Stock held by WM Founders Legacy II, LLC. Ghost Media Group, LLC is controlled by Messrs. Hartfield and Francis and WM Founders Legacy II, LLC is controlled by Mr. Hartfield. Accordingly, Mr. Hartfield may be deemed to be a beneficial owner of the shares held by Ghost Media Group, LLC and WM Founders Legacy II, LLC.

(7)	Consists of 3088,591,196 shares of Class A Common Stock and 78851,814,302 shares of Class V Common Stock beneficially owned by our directors and named executive officers.
(8)
Based solely on information obtained from Schedule 13Gs filed with the SEC on February 7, 2022 and January 25, 2022 on behalf of Luxor Capital Group, L.P., includes 7,244,585 shares of Class A Common Stock held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard, 36,888 shares of Class A Common Stock held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore, 60,148 shares of Class A Common Stock held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital and 14,496 shares of Class A Common Stock held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Offshore, Luxor Capital, and Luxor Wavefront. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard.

(9)
Based solely on information obtained from a Schedule 13G filed by Senvest Management, LLC and Richard Mashaal on February 9, 2022, includes 6,648,046 shares of Class A Common Stock (including 869,649 shares of Class A Common Stock issuable upon exercise of warrants) held by Senvest Master Fund, LP, Senvest Technology Partners Master Fund, LP and Senvest Global (KY), LP (the “Investment Vehicles”). Senvest Management, LLC may be deemed to beneficially own the securities in the case of the shares of Class A Common Stock underlying the warrants, held by the Investment Vehicles by virtue of Senvest Management, LLC’s position as investment manager of the Investment Vehicles. Mr. Mashaal may be deemed to beneficially own the securities in the case of the shares of Class A Common Stock underlying the warrants, held by the Investment Vehicles by virtue of Mr. Mashaal’s status as the managing member of Senvest Management, LLC. The business address of the reporting person is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(10)
Based solely on information obtained from a Schedule 13G filed by Silver Spike Holdings, LP on April 11, 2022, includes 6,250,000 shares of Class A Common Stock held by Silver Spike Sponsor, LLC. Silver Spike Holdings, LP directly controls Silver Spike Sponsor, LLC and may be deemed to beneficially own 6,250,000 shares of Class A common stock held by Silver Spike Sponsor, LLC, and ultimately exercises sole voting and dispositive power over such shares. Silver Spike Holdings, LP disclaims beneficial ownership of the shares of Class A common stock held by Silver Spike Sponsor, LLC except to the extent of its pecuniary interest therein. The business address of the reporting person is 660 Madison Avenue, Floor 17, New York, New York 10016.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with, except for late Form 4s filed on November 3, 2021 to report the initial RSU grants made to each of Tony Aquila, Francis Douglas, Brenda Freeman, Olga Gonzalez, Scott Gordon, Justin Hartfield and Fiona Tan in connection with the Business Combination.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding the 2021 compensation program for our Named Executive Officers. For 2021, our Named Executive Officers were:
•	Christopher Beals, our Chief Executive Officer and Director;
•	Arden Lee, our Chief Financial Officer;
•	Justin Dean, our Chief Technology Officer and Chief Information Officer;
•	Juan Jose Feijoo*, our Chief Operating Officer; and
•	Brian Camire, our General Counsel and Secretary.
*	Mr. Feijoo, formerly our Chief Marketing Officer, was appointed our Chief Operating Officer, effective July 1, 2021.
The following discussion and analysis describes the material elements of our executive compensation program during 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why we arrived at the specific compensation decisions for our Named Executive Officers in 2021 and discusses the key factors that were considered in determining their compensation.
Executive Summary
Who We Are
Founded in 2008, we operate a leading online cannabis marketplace with a comprehensive set of eCommerce and compliance software solutions sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. Our mission is to power a transparent and inclusive global cannabis economy. We address the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion with our Weedmaps marketplace and WM Business software solutions. Over the past 13 years, we have grown the Weedmaps marketplace to become a premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, permitting product discovery and order-ahead for pickup or delivery by participating retailers. WM Business is a set of eCommerce-enablement SaaS tools designed to help our retailer and brand clients get the best out of their Weedmaps experience, while creating labor efficiency and managing their compliance needs.
We hold a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide. Since inception, we have worked tirelessly, not only to become the most comprehensive platform for consumers, but to build the software solutions that power businesses compliantly in the space, to advocate for legalization, social equity, and licensing in many jurisdictions, and to facilitate further learning through partnering with subject matter experts on providing detailed, accurate information about the plant.
2021 Business Highlights
2021 was a successful year for us. In addition to beginning trading as a public company on the Nasdaq Global Select Market on June 16, 2021, we achieved several significant business results. Certain key financial results, and strategic and operational achievements are highlighted below, while full financial results, including reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures, are reflected in Appendix A, beginning on page 58 of this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2021, which can be found at our website at ir.weedmaps.com and on the SEC’s website.
•
Our total revenue increased to $193.1 million, up 19% from 2020 or 48% in the United States (when adjusting the prior year to exclude revenue associated with Canada-based retail operators who failed to provide valid license information and were subsequently removed from the Weedmaps marketplace).

•
Average monthly revenue per paying client(1)(2) increased to $3,711, or 14%, compared to 2020 (or increased 19% when excluding revenue from Canada-based retail operators who failed to provide valid license information from the prior year).

•
Average monthly paying clients(1)(3) increased by 5% to 4,337 compared to 2020 (or increased 25% when excluding Canada-based retail operators who failed to provide valid license information from the prior year).

•	Gross profit was $185.2 million, implying a 96% margin rate, which reflects a 61 bps margin expansion from 2020.
•	Net income was $152.2 million as compared to $38.8 million for 2020.
•	Adjusted EBITDA(5) was $31.7 million as compared to $42.8 million for 2020.
•
Basic and diluted net income (loss) per share was $0.93 and $(0.18), respectively, based on 65.0 million and 66.8 million basic and diluted Class A Common Stock weighted-average shares outstanding, respectively.

(1)
We have modified the definition and calculation of three of our Key Operating and Financial Metrics: (a) average monthly revenue per paying client, (b) average monthly paying clients, and (c) MAUs. We made these modifications in order to better reflect our performance during a reporting period and to make these key metrics more easily comparable on a period-to-period basis. For comparison of these metrics to previous calculations, see “Selected Current and Previous Operating Key Metrics” in our Current Report on Form 8-K filed with the SEC on February 23, 2022.

(2)
“Average monthly revenue per paying client” measures how much clients, for the period of measurement, are willing to pay us for our subscription and additional offerings and the efficiency of the bid-auction process for our featured listings placements. We calculate this metric by dividing the average monthly revenue for any particular period by the average monthly number of paying clients in the same respective period. The calculation of monthly revenue includes revenue from any clients that cease to be paying clients during the applicable month. See “Selected Current and Previous Operating Metrics” in our Current Report on Form 8-K filed with the SEC on February 23, 2022, for a description of how we used to calculate average monthly revenue per paying client and what our average monthly revenue per paying client would have been using our prior definition for the applicable periods.

(3)
“Average monthly paying clients” is defined as the average of the number of paying clients billed in a month across a particular period (and for which services were provided). See “Selected Current and Previous Operating Metrics” in our Current Report on Form 8-K filed with the SEC on February 23, 2022 for a description of how we used to calculate average monthly paying clients and what our average monthly paying clients would have been using our prior definition for the applicable periods.

(4)
“MAUs” is defined as the number of unique users opening our Weedmaps mobile app or accessing our Weedmaps.com website over the course of a calendar month. In any particular period, we determine our number of MAUs by counting the total number of users who have engaged with the weedmaps.com site during the final calendar month of the given period.

(5)
For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of their use and a reconciliation of EBITDA and Adjusted EBITDA to net income, see “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” in Appendix A at the end of this proxy statement.

2021 Executive Compensation Highlights
In 2021, the compensation of our Named Executive Officers was as follows:
•	Base Salaries – The annual base salary of our Chief Executive Officer was $600,000, while the annual base salaries of our other Named Executive Officers ranged from $410,000 to $500,000.
•
Cash Bonus Payments – In 2021, our Named Executive Officers (other than our Chief Executive Officer) were eligible for annual discretionary cash bonuses based on the attainment of performance goals set by the Chief Executive Officer, and in the case of the transaction-related bonus payments described below, the Board and the Compensation Committee. For 2021, these cash bonus payments ranged, in the aggregate, from $110,583 to $667,081 for our other Named Executive Officers, which includes the transaction-related bonus payments described below. As noted previously, our Chief Executive Officer did not receive a cash bonus payment in 2021.

•
Transaction-Related Bonus Payments – In December 2021, Messrs. Lee and Camire received contingent transaction-related cash bonuses in the amounts of $450,000 and $200,000, respectively, for their timely completing and filing all regular Quarterly Reports on Form 10-Q to be filed with the SEC in 2021 and, in the case of Mr. Lee, also successfully arranging for coverage of the Company by at least six stock analysts prior to year-end. Such contingent transaction-related cash bonus payments were made on the Company’s first regular pay date after December 31, 2021.

•
Long-Term Incentive Compensation – Our Named Executive Officers were granted long-term incentive compensation opportunities in the form of performance-based restricted stock unit (“PRSU”) awards that may be earned over a two-year performance period beginning January 1, 2022 and ending on December 31, 2023 and settled for shares of our Class A Common Stock with grant date fair values of approximately $5,000,000 for our Chief Executive Officer and ranging from approximately $1,500,000 to approximately $4,000,000 for our other Named Executive Officers and time-based restricted stock unit (“RSU”) awards that may be settled for shares of our Class A Common Stock with grant date fair values of approximately $5,000,000 for our Chief Executive Officer and ranging in the aggregate from approximately $1,500,000 to approximately $4,000,000 for our other Named Executive Officers. The PRSUs granted to our Named Executive Officers vest only if we achieve specified performance goals during the performance period beginning on January 1, 2022 and ending on December 31, 2023.
Relationship Between Pay and Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers and of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:
•
First, we provide the opportunity for them to receive quarterly cash bonus payments as determined in the discretion of our Chief Executive Officer based on corporate and individual performance. Going forward, the Compensation Committee of the Board (the “Compensation Committee”) intends to adopt a formal cash bonus plan that will provide our Named Executive Officers with the opportunity to earn cash bonus payments if we produce short-term financial, operational, and strategic results that meet or exceed pre-established corporate performance goals and includes the evaluation of certain individual contributions in achieving those goals.

•
In addition, we grant both PRSU awards and time-based RSU awards that may be earned or vest and settled for shares of our Class A Common Stock, which in the aggregate comprise a majority of our Named Executive Officers’ target annual total direct compensation opportunities. The value of these equity awards depends entirely on the value of our Class A Common Stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent in nature, rather than fixed, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
In 2021, approximately 60% of our Chief Executive Officer’s target total direct compensation and approximately 40%, on average, of our other Named Executive Officers target total direct compensation consisted of variable, “at-risk” compensation.
We believe that this design provides balanced incentives for our Named Executive Officers to execute our operational objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee intends to regularly evaluate the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our performance over this period.
Executive Compensation Policies and Practices
We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2021:
What We Do:
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Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this Proxy Statement.

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Retain an Independent Compensation Consultant. In 2021, the Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice on compensation matters independent of management. This compensation consultant performed no other services for us during 2021.

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Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy and policies at least annually, including a review of our executive compensation programs as compared to companies in our industry.

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Compensation “At-Risk.” Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ target annual total direct compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

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Use of “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ target annual total direct compensation is directly linked to our financial results and our stock price performance.

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Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers are earned and/or vest over multi-year periods, consistent with current market practice and our retention objectives.

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Maintain “Double-Trigger” Change-in-Control Arrangements. Our Named Executive Officers are eligible to participate in the Severance and Change in Control Plan, which provides certain payments and other benefits in the event of an involuntary termination of employment in connection with a change-in-control of the Company. These “double-trigger” arrangements require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid. In addition, all such payments and benefits are subject to the execution and delivery of an effective general waiver and release of claims in favor of the Company.

•	Health and Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees.
•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Don’t Do:
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No Executive Officer Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all our other employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

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Limited Executive Officer Perquisites. We generally provide benefits to our Named Executive Officers on the same basis as provided to all of our employees, including health, dental and vision insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan.

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No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits that are contingent upon a change-in-control of the Company.

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No Hedging or Pledging of our Securities. As part of our insider trading policy, all our directors, officers, employees and certain designated consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

Stockholder Advisory Votes on Named Executive Officer Compensation
At the annual meeting to which this Proxy Statement relates, we will be conducting the following stockholder advisory votes for the first time:
•	a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote); and
•	a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-on-Frequency” vote).
See “Proposal 2: Advisory Vote, on a Non-binding Basis, to Approve the Compensation of Our Named Executive Officers for the Year Ended 2021” and “Proposal 3: Advisory Vote, on a Non-binding Basis, on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation” respectively, in this Proxy Statement.
Although these are non-binding, advisory votes, we value the opinions of our stockholders. The Board and the Compensation Committee will consider the outcome of the Say-on-Pay vote and the related Say-on-Frequency vote, in addition to other relevant stockholder feedback that may be received throughout the year, when making compensation decisions for our Named Executive Officers.
The Board is recommending that we hold future Say-on-Pay votes on the compensation of our Named Executive Officers on an annual, rather than a biennial or triennial, basis. For additional information about the Say-on-Frequency vote, see “Proposal 3 above.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve our ambitious goals by attracting, motivating, and retaining talented, deeply qualified, and committed individuals who believe in our mission, while rewarding them for long-term value creation. Specifically, our compensation philosophy is as follows:
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Attract Top Talent – Given the nature of our business and our long-term financial and strategic objectives, we must compete with other top technology companies for talent to build and grow our Company;

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Develop and Maintain a Performance-Based Culture – To be successful in a highly competitive market for talent, we must create consistency through a compensation program that motivates exceptional performance by expanding the reach of our employees’ incentives so that they may share in the success of our business with our stockholders; and

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Retain Exceptional Employees – To ensure that we can meet our objectives, we must foster a culture that instills a sense of commitment to the organization and each other while, at the same time, recognizing and rewarding individual contributions and impact.

A critical priority is to promote a long-term commitment to the Company by our Named Executive Officers and other key employees. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers and knowledgeable, experienced employees. Our team-focused culture and management processes are designed to foster this commitment.
While we are still evolving our compensation policies and practices, we strive for a fair, competitive, transparent, and equitable approach in recognizing and rewarding our Named Executive Officers and other employees. We take a principled approach to providing fair, relevant, and competitive compensation and benefits to a dynamic workforce with diverse needs. For our Named Executive Officers, we aim to balance short-term and long-term compensation and fixed amounts of cash with variable incentive compensation.
Executive Compensation Design
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and stockholders and link pay with performance. Prior to June 16, 2021 (the “Closing Date”), when making executive compensation decisions, we considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry. This informal consideration was based on the general knowledge of our Chief Executive Officer regarding the compensation of some executive officers of other companies in our industry, through informal discussions with recruiting firms, research, and informal benchmarking against his personal knowledge of the competitive market. Our Chief Executive Officer approved compensation decisions for each executive officer on an individual basis after a thorough discussion of various factors, including any informal knowledge or data in his possession.
As we gain experience as a public company, the specific direction, emphasis, and components of our executive compensation program will continue to evolve as determined by the Compensation Committee. We have begun to transition to a more empirically-based approach that involves positioning our executive compensation against the competitive market based on an analysis of peer group data and broad-based executive compensation surveys.
Compensation-Setting Process
Role of Compensation Committee
Following the Closing Date, the Compensation Committee has been responsible for discharging the responsibilities of the Board relating to the compensation of our Named Executive Officers and the non-employee members of the Board. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating and approving the compensation plans, policies, and practices applicable to our Named Executive Officers.
We expect that the compensation of our Named Executive Officers will be reviewed at least annually by the Compensation Committee and will be informed by the recommendations of our Chief Executive Officer. The Compensation Committee will then evaluate and determine any recommended compensation adjustments or awards to our Named Executive Officers or make recommendations to the Board for final determination. We expect that as part of this review process, the Compensation Committee will apply the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels to ensure our executive compensation program remains competitive based on input and market data from its compensation consultant. The Compensation Committee will also evaluate whether we are meeting our retention objectives and the potential cost of replacing any of our Named Executive Officers.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies, and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. Our Compensation Committee charter is located at our website at ir.weedmaps.com.
The Compensation Committee has retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.
Setting Target Total Direct Compensation
Going forward, during the first quarter of each year, the Compensation Committee, will conduct a review of the compensation arrangements of our Named Executive Officers. As part of this review, the Compensation Committee will evaluate the base salary levels, cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria.
The Compensation Committee does not intend to establish a specific target for formulating the target annual total direct compensation opportunities of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and the Board;
•	each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at companies in the competitive market;

•	the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in the competitive market;
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the prior performance of each Named Executive Officer, based on a subjective assessment of the Named Executive Officer’s contributions to our overall performance, ability to lead the applicable business unit or function and work as part of a team;

•	the potential of each Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;
•	our Chief Executive Officer’s compensation relative to that of our other Named Executive Officers, and compensation parity among our Named Executive Officers;
•	our financial performance relative to our peers;
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the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data and selected broad-based compensation surveys; and

•	the recommendations of our Chief Executive Officer with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for our Named Executive Officers. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not intend to weigh these factors in any predetermined manner, nor will it apply any formulas in developing its compensation decisions. The members of the Compensation Committee will consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
The Compensation Committee does not intend to engage in formal benchmarking against other companies’ compensation programs or practices, to set compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee will review information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the Compensation Committee intends to work with members of our management, including our Chief Executive Officer. Our management will assist the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters (other than their own compensation). The Compensation Committee will solicit and review our Chief Executive Officer’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation).
At least once each year, our Chief Executive Officer will review the performance of our other Named Executive Officers, based on such individual’s level of success in accomplishing the business objectives established in the prior year and overall individual performance during that year, and then will make recommendations to, the Compensation Committee. The Compensation Committee will review and discuss our Chief Executive Officer’s proposals and recommendations with him and consider them as one factor in determining and approving the compensation of our other Named Executive Officers. Our Chief Executive Officer generally attends meetings of the Board and the Compensation Committee at which executive compensation matters are addressed, except during discussions about his own compensation.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to the compensation of our Named Executive Officers, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In 2021, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers and with data analysis and selection of the compensation peer group.
During 2021, Compensia attended the meetings of the Compensation Committee as requested (both with and without management present) and provided various services including the analysis and selection of our compensation peer group, the review and analysis for certain long-term incentive compensation opportunities for our Named Executive Officers, the development of tools for the efficient administration of the Compensation Committee, and a review of non-employee Board compensation. The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and informal market comparisons for our Named Executive Officers. In 2021, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2021. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq listing rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
We believe that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market going forward, the Compensation Committee intends to review and consider the compensation levels and practices of a select group of peer companies. This compensation peer group will consist of technology, Internet-related, interactive media, and retail consumer-related companies that are similar to us in terms of certain financial characteristics (primarily revenue and market capitalization) and other important criteria that are similar to us in terms of certain financial characteristics (primarily revenue and market capitalization) and other important criteria. The compensation data drawn from this compensation peer group is one of several factors that the Compensation Committee will consider in making its decisions with respect to the compensation of our Named Executive Officers.
In 2021, our Chief Executive Officer made adjustments to the compensation arrangements of our Named Executive Officers as he determined in his discretion using his assessment of each Named Executive Officer’s individual skills, experience, performance, expected future contributions, his knowledge of the Company and the competitive market for executive talent, and his business judgment.
In April 2021, management approved an updated compensation peer group with the assistance of Compensia to analyze the compensation of our Named Executive Officers. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following primary criteria:
•	publicly-traded companies headquartered in the United States;
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companies with an emphasis on application software, internet services and infrastructure, interactive media and services, healthcare technology, internal and direct marketing retail, and systems software;

•	companies with annual revenue within the range of approximately 0.5x to approximately 2.0x our estimated 2021 revenue of $205 million; and
•	companies with market capitalizations within the range of approximately 0.25x to approximately 4.0x our estimated market capitalization of approximately $3 billion at April 2021.

After evaluating the proposed peer companies against these criteria, the Compensation Committee approved the following compensation peer group for the rest of 2021 and its impending status as a public company:
AppFolio	GoodRx Holdings	Rapid7
BigCommerce Holdings	Health Catalyst	SailPoint Technologies
Blackline	Momentive	Smartsheet
Eventbrite	nCino	Sprout Social
Everbridge	Pluralsight	Yext
EverQuote	Q2 Holdings	Zuora
fuboTV
The Compensation Committee intends to use data drawn from the companies in our compensation peer group, as well as data drawn from a custom cut of the Radford Global Technology Survey (which included participating peer companies and additional financially comparable industry competitors), to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target cash bonus opportunities, and long-term incentive compensation opportunities. While the Compensation Committee considers peer data to be a helpful reference to assess the competitiveness and appropriateness of our executive compensation program, the Committee applies its own business judgment and experience to determine individual compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels.
The Compensation Committee intends to review our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
Generally, our executive compensation program consists of three principal elements – base salary, cash bonus opportunities, and long-term incentive compensation in the form of equity awards.
Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing a competitive fixed amount of cash compensation based on the executive’s role, prior experience, and expected contributions to the Company
Cash Bonuses	Variable	Cash
Designed to motivate our executives to achieve business objectives tied to specific Company metrics and which are aligned to our annual priorities, with the payout opportunity based on Company and individual performance

Long Term Incentive Compensation	Variable	Equity awards in the form of time-based RSU awards that may be settled for shares of our Class A Common Stock and PRSU awards that may be earned and settled for shares of our Class A Common Stock	Designed to align the interests of our executives and our stockholders while helping to attract and retain talented leaders by paying for performance
We also provide certain post-employment compensation (severance and change-in-control) payments and benefits that are consistent with our view of competitive market practices, and other benefits, such as health and welfare programs, including a Section 401(k) retirement savings plan. In general, our executive officers participate in the standard employee health and welfare benefit programs available to our employees generally.

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is a critical element of compensation intended to attract and retain highly talented individuals. Generally, the base salary for each Named Executive Officer is intended to provide a fixed amount of cash compensation that is based on the executive’s role, experience, and expected contributions to the Company. Base salary is also designed to provide our Named Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
Prior to the Closing Date, our Chief Executive Officer reviewed and determined the annual base salaries of our other Named Executive Officers, taking into account each Named Executive Officer’s position, qualifications, experience, prior salary level, the base salaries of our other executive officers and our compensation objectives. Our Chief Executive Officer also considered information about the base salaries of similarly situated executives in other companies at a similar stage of development. Our Chief Executive Officer’s annual base salary was set forth in his employment offer letter.
The annual base salaries of our Named Executive Officers for 2021 were as follows:
Named Executive Officer	2021 Base Salary ($)
Christopher Beals	$600,000
Arden Lee	$500,000
Juanjo Feijoo(1)	$436,923
Brian Camire	$410,000
Justin Dean	$475,000
(1)
Mr. Feijoo’s initial annual base salary as our Chief Marketing Officer was $400,000. On February 1, 2021, he was appointed as our Chief Operating Officer. At that time, his annual base salary was adjusted to $440,000. Accordingly, his annual base salary was pro-rated for 2021.

Going forward, the Compensation Committee will review and adjust the annual base salaries of our Named Executive Officers as part of its annual review of our executive compensation program.
The base salaries paid to our Named Executive Officers during 2021 are set forth in the “2021 Summary Compensation Table” below.
Cash Bonuses
Prior to the Closing Date, we did not maintain a formal bonus plan. Instead, we provided our Named Executive Officers (other than our Chief Executive Officer) with the opportunity to earn quarterly cash bonuses that were intended to encourage the achievement of the key objectives and milestones set forth in our annual operating plan. At the end of each fiscal quarter, our Chief Executive Officer would determine whether cash bonuses were to be awarded for the quarter and, if so, the amount of such bonuses based on a percentage of each Named Executive Officer’s annual base salary. During the first half of 2021, our Chief Executive Officer based his cash bonus decisions on his discretionary assessment of our corporate performance and an evaluation of each Named Executive Officer’s individual contributions to that performance. During the second half of 2021, our Chief Executive Officer continued to make his decisions based on the exercise of his discretion after evaluating our corporate performance and each Named Executive Officer’s individual performance, but also took into consideration the Company’s actual performance as measured against its quarterly revenue targets and pre-identified operational performance metrics and goals for each Named Executive Officer.
Target Bonus Opportunities
Each Named Executive Officer (other than our Chief Executive Officer) was assigned a target cash bonus opportunity, expressed as a percentage of the Named Executive Officer’s annual base salary, as set forth in the Named Executive Officer’s employment offer letter. From time to time, our Chief Executive Officer could adjust a Named Executive Officer’s target cash bonus opportunity after taking into account the Named Executive Officer’s position, role and responsibilities, experience, prior target cash bonus opportunity, the target bonus opportunities of our other Named Executive Officers, and our compensation objectives. Our Chief Executive Officer also considered information about the target bonus opportunities of similarly situated executives in other companies at a similar stage of development.

The target cash bonus opportunities of our Named Executive Officers for 2021, as a percentage of annual base salary, were as follows:
Named Executive Officer	2021 Target Cash Bonus Opportunity (as a percentage of base salary)	2021 Target Cash Bonus Opportunity ($)
Christopher Beals	83%	$500,000
Arden Lee	—	—
Juanjo Feijoo	50%	$218,462
Justin Dean	—	—
Brian Camire	15%	$61,500
Evaluation of Performance
Our Chief Executive Officer had the discretion to determine whether to pay and, if so, the amount of each Named Executive Officer’s quarterly cash bonus based upon his quantitative evaluation of the Company’s financial and operational performance and his qualitative evaluation of the impact of the Named Executive Officer’s contributions to that performance. Our Chief Executive Officer retained discretion over the ultimate annual bonus determinations. In addition, our Chief Executive Officer could adjust cash bonuses due to extraordinary or nonrecurring events. These cash bonuses were intended to reward our Named Executive Officers who had a positive impact on our corporate results.
Cash Bonus Payments
After the end of the second, third and fourth fiscal quarters of 2021, our Chief Executive Officer met with the Compensation Committee to review our actual performance for the quarter and to present his determinations as to whether to pay a cash bonus for that quarter and the amount earned by each Named Executive Officer. The Compensation Committee reviewed and provided input on our Chief Executive Officer’s determinations, but the final decisions as to each Named Executive Officer’s cash bonus was solely the determination of our Chief Executive Officer.
Based on our Chief Executive Officer’s assessment of our corporate performance and each Named Executive Officer’s individual contributions to that performance during each fiscal quarter, our Named Executive Officers earned the following aggregate cash bonuses in 2021:
Named Executive Officer	2021 Target Cash Bonus Opportunity ($)	Actual 2021 Cash Bonus ($)(1)	Actual 2021 Cash Bonus (as a percentage of target cash bonus opportunity)
Christopher Beals	$500,000	—	—
Arden Lee	—	$217,081	—
Juanjo Feijoo	$218,462	$252,478	116%
Justin Dean	—	$110,583	—
Brian Camire	$61,500	$97,931	159%
(1)	Excludes IPO bonus for Messrs. Lee and Camire of $450,000 and $200,000, respectively.
Going forward, the Compensation Committee will design and adopt a formal cash bonus plan for our Named Executive Officers as part of its annual review of our executive compensation program.
Transaction-Related Bonuses
In October 2021, the Compensation Committee determined that, as a follow-up to the Closing Date, it would be in the best interests of the Company and our stockholders to award contingent transaction-related cash bonuses to Messrs. Lee and Camire. Mr. Lee’s transaction-related cash bonus was contingent on at least six stock analysts initiating coverage of the Company prior to year-end of 2021, and Mr. Camire’s transaction-related cash bonus was contingent on our timely completion and filing of all regular Quarterly Reports on Form 10-Q with the SEC to be filed in 2021. The amount of these contingent transaction-related cash bonuses for Messrs. Lee and Camire was $450,000 and $200,000, respectively.

In December 2021, the Compensation Committee determined that at least six stock analysts have initiated coverage of the Company and that we had timely completed and filed all regular Quarterly Reports on Form 10-Q with the SEC for 2021. Accordingly, the Compensation Committee approved the payment of the contingent transaction-related cash bonuses to Messrs. Lee and Camire in the amounts of $450,000 and $200,000, respectively, on the Company’s first regular pay date after December 31, 2021, subject to their continued employment through the payment date.
The annual bonuses awarded to our Named Executive Officers for 2021 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentive Compensation
We encounter significant competition for qualified personnel, and long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executives. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our Class A Common Stock and, thereby, align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.
In December 2021, we granted time-based RSU awards and PRSU awards, which may be settled for shares of our Class A Common Stock, to motivate and reward our Named Executive Officers for long-term increases in the value of our Class A Common Stock. We view these equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives over a multi-year performance period, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the stock underlying these awards vest or are earned. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we believe that we are able to incentivize and retain our Named Executive Officers using fewer shares of our Class A Common Stock than would be necessary if we used stock options to provide an equity stake in the Company. Further, since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stockholders. We believe that PRSU awards also serve as an effective source of motivation for our Named Executive Officers to drive our financial performance. In addition, PRSU awards provide a direct link between compensation and stockholder return, thereby motivating our Named Executive Officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.
The Compensation Committee reviewed and determined the size of the equity awards of our Named Executive Officers based on a formula that took into account each Named Executive Officer’s position, qualifications, experience and a competitive market analysis prepared by its compensation consultant, and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Based upon these factors, the Compensation Committee determined the size of each equity award at levels considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
The equity awards granted to our Named Executive Officers in December 2021 under the WM Technology, Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”) were as follows:
Named Executive Officer	RSU Awards (number of units) (#)	RSU Awards (grant date fair value) ($)	PRSU Awards (target number of units) (#)	PRSU Awards (grant date fair value) ($)
Christopher Beals	781,250	5,000,000	781,250	5,000,000
Arden Lee	625,000	4,000,000	625,000	4,000,000
Juanjo Feijoo	468,750	3,000,000	468,750	3,000,000
Justin Dean	328,125	2,100.000	328,125	2,100.000
Brian Camire	234,375	1,500,000	234,375	1,500,000
RSU Awards
The RSU awards granted to our Named Executive Officers vest in equal quarterly installments over three years following the vesting commencement date, and vesting terminates upon the Named Executive Officer’s termination of continuous service with us. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our Class A Common Stock for each unit that vests.
PRSU Awards
The PRSUs granted to our Named Executive Officers vest only if we achieve specified performance goals during the performance period beginning on January 1, 2022 and ending on December 31, 2023. The actual number of PRSUs that vest will be determined based upon the following calculation: (i) the sum of (A) the Revenue CAGR Percentage (as defined in the PRSU award agreement) multiplied by 0.75, plus (B) the Adjusted EBITDA Margin Percentage (as defined in the PRSU award agreement) multiplied by 0.25, then multiplied by (ii) the target Number of PRSUs granted to the Named Executive Officer, with the resulting number of PRSUs rounded down to the nearest whole unit.
The number of PRSUs that vest will be determined by our compensation committee within 90 days following the end of the performance period, which is referred to as the determination date. Each Named Executive Officer must remain employed by us through the determination date for the PRSU award to vest.
Threshold achievement of the Revenue CAGR performance metric will result in a 50% Revenue CAGR Percentage, target achievement of the Revenue CAGR performance metric will result in a 100% Revenue CAGR Percentage, and maximum achievement of the Revenue CAGR performance metric will result in a 200% Revenue CAGR Percentage, with the Revenue CAGR Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
Threshold achievement of the Adjusted EBITDA Margin performance metric will result in a 50% Adjusted EBITDA Margin Percentage, target achievement of the Adjusted EBITDA Margin performance metric will result in a 100% Adjusted EBITDA Margin Percentage, and maximum achievement of the Adjusted EBITDA Margin performance metric will result in a 200% Adjusted EBITDA Margin Percentage, with the Adjusted EBITDA Margin Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
The equity awards granted to our Named Executive Officers during 2021 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” below.
Health and Welfare Benefits
Our Named Executive Officers are generally eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all our other eligible employees. These benefits include medical, dental, and vision insurance, vacation, personal holidays, and sick days, basic life insurance and supplemental life insurance, short-term and long-term disability insurance, and a Section 401(k) retirement savings plan. In addition, our executives are eligible for life insurance and disability benefits paid for by us.
We maintain a tax-qualified Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides our employees, including our Named Executive Officers, who satisfy certain eligibility requirements, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the Section 401(k) Plan as of the first day of the month following the day they complete three months of employment and participants are able to defer, either on a pre-tax basis or on an after-tax (Roth) basis through contributions to the Section 401(k) Plan, up to 90% of their eligible compensation, but within the limits prescribed by the Internal Revenue Code (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. Under the Section 401(k) Plan, we make matching contributions of 100% of each participant’s elective deferrals of the first 1% of such participant’s eligible compensation plus 50% of each participant’s elective deferrals of the next 2% to 6% of such participant’s eligible compensation, up to a maximum matching contribution of 3.5% of eligible compensation. The Section 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the Section 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We believe these benefits are generally consistent with those offered by other companies and specifically those companies with which we compete for employees. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make them more efficient and effective, and for recruitment and retention purposes. During 2021, our Named Executive Officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Offer Letters
Each of our Chief Executive Officer and each of our other Named Executive Officers have entered into written employment offer letters, which set forth each Named Executive Officer’s initial base salary, eligibility to receive an annual bonus, eligibility to received discretionary bonuses, certain employee benefits, a recommendation for an equity award and eligibility to participate in our employee benefit plans and programs on the same basis as those plans and programs are made available to other similarly situated employees. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market. As a condition to entering into these employment offer letters, each Named Executive Officer was required to execute our Confidential Information, Non-Solicitation and Inventions Assignment Agreement.
For additional information about the employment offer letters with our Named Executive Officers, see “Employment Arrangements” below.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change-in-control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our Named Executive Officers’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.
In December 2021, we adopted a Severance and Change in Control Plan (the “Severance Plan”). Each of our Named Executive Officers is eligible to participate in the Severance Plan, which provides certain benefits. We believe these the Severance Plan provides reasonable compensation in the form of a cash severance payment (which is based on a participant’s base salary and target annual bonus (if any), certain limited health care benefits, and, in connection with a termination of employment in connection with a change-in-control of the Company, acceleration of vesting and/or exercisability any outstanding and unvested equity awards, to a Named Executive Officer upon leaving our employ under certain circumstances to facilitate a transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a general waiver and release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that the Severance Plan helps maintain our Named Executive Officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change-in-control transaction and mitigate the risk of subsequent disputes or litigation.
For a description of the Severance Plan and the specific post-employment compensation arrangements of our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Equity Award Grant Policy
The Compensation Committee has adopted an equity award grant policy to ensure the integrity and efficiency of our equity award process. The Board has delegated to the Compensation Committee the express authority to serve as administrator of the 2021 Equity Plan, although such delegation of authority is not exclusive as the Board retains concurrent rights to grant equity awards under the 2021 Equity Plan.
The Compensation Committee has delegated to the Equity Grant Committee (which consists of our Chief Executive Officer, General Counsel, and Chief Financial Officer) (the “EGC”) the nonexclusive authority to grant equity awards to employees who are not “officers” as defined in Rule 16a-1 of the Exchange Act. Further, the EGC may not grant any equity award to a member of the EGC, any member of the Board, or any consultant. At least annually, the EGC will provide the Compensation Committee with a report summarizing the equity awards granted by the EGC during the applicable period.
It is also our intent that no equity awards will be backdated, nor will the timing of the public release of material information or of the grant of an equity award be manipulated with the intent of benefiting an award recipient.
Tax and Accounting Considerations
The Compensation Committee intends to take the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
For federal income tax purposes, publicly-traded companies may be prohibited under Section 162(m) of the Code from deducting employee remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016.
Even if Section 162(m) may limit the compensation deduction, our Board of Directors and the Compensation Committee believe our compensation policies and practices should be designed to help us meet our established goals and objectives. While the Compensation Committee will consider the impact of the Section 162(m) deduction limitation, it intends to continue to compensate our Named Executive Officers in a manner that is in the best interests of our stockholders and reserves the right to make compensation decisions that may not be deductible under Section 162(m) where the Compensation Committee determines the compensation to be appropriate and in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Pay-Ratio Information
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), we are required to provide to our shareholders specified disclosure regarding the relationship of our Chief Executive Officer’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.
For 2021, the estimated median of the annual total compensation of all of our employees, excluding our Chief Executive Officer, was $138,000 and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $10,614,467. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was estimated to be 76.5 to 1.
The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how to identify the median employee, and each company may use a different methodology and make different assumptions particular to the company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, shareholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

In determining the pay ratio information provided above, we identified our “median employee” by using the following methodology, as permitted by the Rule:
•
We selected December 31, 2021, as the date upon which we would identify our employee population and median employee, and, from our tax and payroll records, we compiled a list of all our employees who were employed on that date, including employees working both within and outside of the United States.

•
Total cash compensation during the 2021 fiscal year was used as a consistently applied compensation measure to identify our median employee from the employees on the list. For this purpose, we define total cash compensation as the sum of base wages and annual incentives payable in cash during the year. We did not annualize the total cash compensation of any permanent employees who were employed for less than the full year. For employees working outside of the United States, total cash compensation was converted to U.S. dollars using 2021 exchange rates.

•	Applying the methodology described above, we determined that our median employee was a Senior Product Analyst located in the United States.
For 2021, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table of this proxy statement.
The SEC’s pay ratio disclosure rules provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee and the pay ratio. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

Summary Compensation Table
The following table shows compensation awarded or paid to, or earned by, our Named Executive Officers with respect to the years ended 2021 and 2020.
Name and Principal Position(5)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Beals Chief Executive Officer and Director	2021	600,000	—	10,000,000	—	14,467	10,614,467
	2020	600,000	—	—	—	—	600,000
Arden Lee Chief Financial Officer	2021	500,000	667,081	8,000,000	—	13,716	9,180,797
Juanjo Feijoo Chief Operating Officer	2021	436,923	252,478	6,000,000	—	12,757	6,702,158
Justin Dean Chief Technology Officer and Chief Information Officer	2021	475,000	110,583	4,200,000	—	10,405	4,795,988
	2020	475,000	190,000	—	718,119	25,144	1,408,263
Brian Camire General Counsel and Secretary	2021	410,000	297,931	3,000,000	—	11,134	3,719,065
(1)
The amounts represent performance-based, discretionary bonuses, and in the case of Messrs. Lee and Camire, a one-time discretionary cash bonus of $450,000 and $200,000, respectively, in connection with the completion of the Business Combination.

(2)
Amounts reflect the grant date fair value of all RSU awards; and for the PRSU awards at the target number of PRSUs granted in 2021, in accordance with ASC 718. The grant date fair value of each RSU award was measured based on the closing price of our shares of our Class A Common Stock on the date prior to the date of grant. Because the PRSU awards are subject to specified company performance metrics, the grant date fair value reported was based upon the probable outcome of such conditions. For information regarding assumptions underlying the value of equity awards, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The actual vesting of the PRSU awards will be between 0% and 200% of the target number of PRSU awards granted. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers. The value of the PRSU awards on the date of grant assuming the highest level of performance conditions will be achieved is $10,000,000 for Mr. Beals, $8,000,000 for Mr. Lee, $6,000,000 for Mr. Feijoo, $4,200,000 for Mr. Dean and $3,000,000 for Mr. Camire which is based on maximum vesting of the PRSU awards multiplied by the closing price of our Class A Common Stock on the date prior to the grant date. For additional information regarding the specific terms of the PRSU awards granted to our Named Executive Officers in 2021, see “Outstanding Equity Awards” below.

(3)
Amounts reflect the grant date fair value of all Class P Unit awards granted in 2021, in accordance with ASC 718. The grant date fair value of each Class P Units was measured using the Black-Scholes-Merton valuation model. For information regarding assumptions underlying the value of equity awards, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers.

(4)
The amounts include (i) group term life insurance premiums in excess of the broad-based benefit level of $540, $810, $486, $540 and $0 and (ii) matching contributions under our 401(k) plan of $9,312, $11,883, $12,248, $9,841 and $11,110, for Messrs. Beals, Lee, Feijoo, Dean and Camire, respectively.

(5)	Only the applicable years are shown for respective Named Executive Officers.

Grants of Plan-Based Awards
The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers in 2021:
		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (#)	Grant Date Fair Value of Stock and Option Awards (RSUs) ($)	Equity Incentive Plan Awards: Number of Shares of Stock or Units (PRSUs) (#)	Grant Date Fair Value of Stock and Option Awards (PRSUs) ($)(2)
Name	Grant Date(1)	Threshold (#)	Target (#)	Maximum (#)
Christopher Beals	12/11/2021	97,656	781,250	1,562,500	781,250	5,000,000	781,250	5,000,000
Arden Lee	12/11/2021	78,125	625,000	1,250,000	625,000	4,000,000	625,000	4,000,000
Juanjo Feijoo	12/11/2021	58,593	468,750	937,500	468,750	3,000,000	468,750	3,000,000
Justin Dean	12/11/2021	41,015	328,125	656,250	328,125	2,100,000	328,125	2,100,000
Brian Camire	12/11/2021	29,296	234,375	468,750	234,375	1,500,000	234,375	1,500,000
(1)	The vesting schedule applicable to each award is set forth in the “Outstanding Equity Awards at Fiscal Year End” table.
(2)
Amounts reflect the grant date fair value of PRSU awards at the target number of PRSUs granted in 2021, in accordance with ASC 718. The number of PRUs was measured based on the closing price of our shares of our Class A Common Stock on the date prior to the date of grant. Because the PRSU awards are subject to specified company performance metrics, the grant date fair value reported was based upon the probable outcome of such conditions. For information regarding assumptions underlying the value of equity awards, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The actual vesting of the PRSU awards will be between 0% and 200% of the target number of PRSU awards granted. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers. The value of the PRSU awards on the date of grant assuming the highest level of performance conditions will be achieved is $10,000,000 for Mr. Beals, $8,000,000 for Mr. Lee, $6,000,000 for Mr. Feijoo, $4,200,000 for Mr. Dean and $3,000,000 for Mr. Camire, which is based on maximum vesting of the PRSU awards multiplied by the closing price of our Class A Common Stock on the date prior to the grant date. For additional information regarding the specific terms of the PRSU awards granted to our Named Executive Officers in 2021, see “Outstanding Equity Awards” below.

Outstanding Equity Awards at Fiscal Year-End
The following table shows certain information regarding outstanding equity awards for the Named Executive Officers as of December 31, 2021:
		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (RSUs) (#)(2)	Market Value of Shares of Units of Stock that Have Not Vested (RSUs)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (PRSUs) (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (PRSUs) ($)(4)
Christopher Beals	8/15/2021	—	—	—	—	716,146	4,282,553	—	—
		—	—	—	—			97,656	583,983
Arden Lee	8/15/2021	—	—	—	—	572,917	3,426,044	—	—
		—	—	—				78,125	467,188
	2/25/2019	878,009	361,534(5)	6.35	—	—	—	—	—
Juanjo Feijoo	5/15/2021	—	—	—	—	390,626	2,335,943	—	—
		—	—	—				58,593	350,386
	12/8/2020	46,482	139,449(6)	10.00	—	—	—	—	—
	5/28/2019	309,886	185,931(6)	8.03	—	—	—	—	—
Justin Dean	8/15/2021	—	—	—	—	300,782	1,798,676	—	—
		—	—	—				41,015	245,270
	12/8/2020	61,978	185,931(6)	10.00	—	—	—	—	—
	11/5/2018	278,897	92,966(6)	6.28	—	—	—	—	—
Brian Camire	8/15/2021	—	—	—	—	214,844	1,284,767	—	—
		—	—	—				29,296	175,190
	12/8/2020	61,978	185,931(6)	10.00	—	—	—	—	—
	5/6/2019	271,150	162,690(6)	8.03	—	—	—
(1)	Represents the participation threshold applicable to the Class P Units.
(2)
The RSUs will vest on a quarterly basis over three years beginning on the vesting commencement date, provided that such Named Executive Officer is employed by, or otherwise providing services to, Ghost Management Group, LLC, or one of its designated affiliates as of each such vesting date and that notice of termination of such employment or services has not been provided on or prior to such vesting date. The remaining RSU awards vest in equal quarterly installments, subject to continued service with us.

(3)
The PRSUs will vest in accordance with the performance-based vesting conditions described above under “—Equity-Based Incentive Awards.” The number of shares subject to each Named Executive Officer’s PRSU award assumes threshold achievement, with the Adjusted EBITDA Margin Percentage deemed to equal 50% and Revenue CAGR Percentage deemed to equal 0%.

(4)	The market value is based on the closing price of our common stock on December 31, 2021, of $5.98 per share.
(5)	The remaining unvested Class P Unit awards vest in monthly installments, subject to continued service with us.
(6)	The remaining unvested Class P Unit awards vest in quarterly installments, subject to continued service with us.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
For 2021, the compensation programs for our Named Executive Officers consisted of base salary, cash bonuses and equity-based incentive awards.
Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.
Cash Bonus
In 2021, Messrs. Beals, Feijoo and Camire were each eligible for annual discretionary cash bonus awards of up to 83%, 50% and 15% respectively, of their annual salary subject to the attainment of performance goals set by our board of directors and our compensation committee. In addition, Messrs. Lee and Camire each received a one-time discretionary cash bonus of $450,000 and $200,000, respectively, in connection with the completion of the Business Combination.
Equity-Based Incentive Awards
In December 2021, we awarded our Named Executive Officers RSUs and PRSUs under our 2021 Equity Incentive Plan (our “2021 Plan”).
The number of RSUs granted to each of our Named Executive Officers was 781,250, 625,000, 468,750, 328,125 and 234,375 for Messrs. Beals, Lee, Feijoo, Dean and Camire, respectively. The RSUs vest in equal quarterly installments over three years following the vesting commencement date, and vesting terminates upon the Named Executive Officer’s termination of continuous service with us.
The target number of PRSUs granted to each of our Named Executive Officers was 781,250, 625,000, 468,750, 328,125 and 234,375 for Messrs. Beals, Lee, Feijoo, Dean and Camire, respectively. The PRSUs vest only if we achieve specified performance goals during the performance period beginning on January 1, 2022 and ending on December 31, 2023. The actual number of PRSUs that vest will be determined based upon the following calculation: (i) the sum of (A) the Revenue CAGR Percentage (as defined in the PRSU award agreement) multiplied by 0.75, plus (B) the Adjusted EBITDA Margin Percentage (as defined in the PRSU award agreement) multiplied by 0.25, then multiplied by (ii) the target Number of PRSUs granted to the Named Executive Officer, with the resulting number of PRSUs rounded down to the nearest whole unit.
The number of PRSUs that vest will be determined by our compensation committee within 90 days following the end of the performance period, which is referred to as the determination date. Each Named Executive Officer must remain employed by us through the determination date for the PRSU award to vest.
Threshold achievement of the Revenue CAGR performance metric will result in a 50% Revenue CAGR Percentage, target achievement of the Revenue CAGR performance metric will result in a 100% Revenue CAGR Percentage, and maximum achievement of the Revenue CAGR performance metric will result in a 200% Revenue CAGR Percentage, with the Revenue CAGR Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
Threshold achievement of the Adjusted EBITDA Margin performance metric will result in a 50% Adjusted EBITDA Margin Percentage, target achievement of the Adjusted EBITDA Margin performance metric will result in a 100% Adjusted EBITDA Margin Percentage, and maximum achievement of the Adjusted EBITDA Margin performance metric will result in a 200% Adjusted EBITDA Margin Percentage, with the Adjusted EBITDA Margin Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
Benefits and Perquisites
We provide benefits to our Named Executive Officers on the same basis as provided to all of our employees, including health, dental and vision insurance; accidental death and dismemberment insurance;; and a tax-qualified Section 401(k) plan. With the exception of life insurance and long-term disability insurance, we do not maintain any executive-specific benefit or executive perquisite programs.

Retirement Plans
We maintain a tax-qualified retirement plan that provides our employees, including our Named Executive Officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following the date they complete three months of employment and participants are able to defer, either on a pre-tax basis or on an after-tax (Roth) basis through contributions to the 401(k) plan, up to 90% of their eligible compensation, up to the contribution limits prescribed by the Code and applicable regulations or notices. All participants’ interests in their deferrals are 100% vested when contributed. We make matching contributions of 100% of each participant’s elective deferrals of the first 1% of such participant’s eligible compensation that is contributed plus 50% of each participant’s elective deferrals of the next 2% to 6% of such participant’s eligible compensation that is contributed, up to a maximum matching contribution of 3.5% of eligible compensation.
Executive Employment Arrangements
Each of our Named Executive Officers have entered into an offer letter with Ghost Management Group, LLC, which provides for employment on an at-will basis..
Christopher Beals
Mr. Beals previously entered into an offer letter with Ghost Management Group, LLC, dated July 31, 2015. Pursuant to the terms of the offer letter, Mr. Beals’s current annual base salary is $600,000. Mr. Beals also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Arden Lee
Mr. Lee previously entered into an offer letter with Ghost Management Group, LLC, dated February 5, 2019. Pursuant to the terms of the offer letter, Mr. Lee’s current annual base salary is $500,000. Mr. Lee also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Juanjo Feijoo
Mr. Feijoo previously entered into an offer letter with Ghost Management Group, LLC, dated April 30, 2019. Pursuant to the terms of the offer letter, Mr. Feijoo’s annual base salary was $400,000, which increased to $440,000 following his promotion to Chief Operating Officer. Mr. Feijoo also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Justin Dean
Mr. Dean previously entered into an offer letter with Ghost Management Group, LLC, dated October 3, 2018. Pursuant to the terms of the offer letter, Mr. Dean’s annual base salary was $475,000 per year. Mr. Dean also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Brian Camire
Mr. Camire previously entered into an offer letter with Ghost Management Group, LLC, dated April 4, 2019. Pursuant to the terms of the offer letter, Mr. Camire’s annual base salary was $350,000, which increased to $410,000 per year. Mr. Camire also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.

Option Exercises and Stock Vested
The following table shows certain information regarding equity awards vested with respect to the Named Executive Officers in 2021:
Name	Equity Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher Beals	65,104	416,666
Arden Lee	52,083	333,331
Juanjo Feijoo	78,124	499,994
Justin Dean	27,343	174,995
Brian Camire	19,531	124,998
(1)
The value realized upon vesting of RSUs was calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vesting date. The value realized was determined without considering any taxes that may have been owed.

Potential Payments Upon Termination or Change in Control
Each of our Named Executive Officers is eligible to participate in the Severance Plan, which provides certain benefits.
The Severance Plan provides for severance and change in control benefits to our Named Executive Officers upon a “change in control termination” or a “regular termination” (each, as described below). Upon a change in control termination, each of our Named Executive Officers is entitled to (i) a lump sum payment equal to a number of months of his base salary (18 months for Mr. Beals and 12 months for our other Named Executive Officers), (ii) a lump sum payment equal to a percentage of the Named Executive Officer’s annual target cash bonus (150% for Mr. Beals and 100% for our other Named Executive Officers), (iii) full vesting acceleration of all outstanding equity awards (with any performance-based vesting awards deemed achieved at target level), and (iv) payment of group health insurance premiums for a number of months (18 months for Mr. Beals and 12 months for our other Named Executive Officers). Upon a regular termination, each of our Named Executive Officers is entitled to (i) continued payment of the Named Executive Officer’s base salary for a number of months (12 months for Mr. Beals and nine months for our other Named Executive Officers), (ii) a lump sum payment equal to a percentage of the Named Executive Officer’s annual target cash bonus (100% for Mr. Beals and 75% for our other Named Executive Officers), and (iii) payment of group health insurance premiums for a number of months (12 months for Mr. Beals and nine months for our other Named Executive Officers). All benefits under the Severance Plan are subject to the Named Executive Officer’s execution of an effective release of claims against us.
For purposes of the Severance Plan, a “change in control termination” is a termination by us without “cause” (and not as a result of death or disability) or a resignation by the Named Executive Officer for “good reason” (each, as defined in the Severance Plan), that occurs during the period of time beginning three months before the closing of, and ending 12 months following the closing of, a “change in control” (as defined in our 2021 Plan), which we refer to as the “change in control period.” A “regular termination” is a termination by us without cause or, in the case of Mr. Beals, a resignation for good reason, in either case, that does not occur during a change in control period.

The following table quantifies the amount of cash payments and the value of any equity acceleration our Named Executive Officers would have received in connection with certain terminations of employment as if such termination of employment had occurred on December 31, 2021. No benefits are payable pursuant to our Severance Plan in the event of a Named Executive Officer’s retirement or voluntary resignation (other than for Good Reason, as described above).
Name	Triggering Event	Salary ($)	Bonus ($)	Continued Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Christopher Beals	Involuntary Termination (non-CIC)	600,000	360,000	26,127	—	986,127
	Involuntary Termination during CIC period	900,000	540,000	39,190	8,954,428	10,433,618
Arden Lee	Involuntary Termination (non-CIC)	375,000	187,500	19,503	—	582,003
	Involuntary Termination during CIC period	500,000	250,000	26,004	7,163,544	7,939,548
Juanjo Feijoo	Involuntary Termination (non-CIC)	330,000	231,000	—	—	561,000
	Involuntary Termination during CIC period	440,000	308,000	—	5,139,068	5,887,068
Justin Dean	Involuntary Termination (non-CIC)	356,250	89,063	19,595	—	464,907
	Involuntary Termination during CIC period	475,000	118,750	26,127	3,760,864	4,380,740
Brian Camire	Involuntary Termination (non-CIC)	307,500	76,875	13,607	—	397,982
	Involuntary Termination during CIC period	410,000	102,500	18,142	2,686,330	3,216,972
(1)	Value of equity acceleration is calculated based on the $5.98 closing price of our stock on December 31, 2021.
Pension Benefits
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2021.

Director Compensation
Non-Employee Director Compensation
In 2021, we compensated our non-employee directors in accordance with a Non-Employee Director Compensation Policy established by our Compensation Committee in consultation with our Board of Directors, compensation consultants, Chief Executive Officer, and other members of our senior management team. The Non-Employee Director Compensation Policy is intended to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber directors who are not our employees or officers.
The Non-Employee Director Compensation Policy that was effective for 2021 consisted of the following elements:
Description of Non-Employee Director Compensation	Amount ($)
Annual Retainer for Board Membership(1)(2)	50,000
Initial Grant of RSUs for All Non-Employee Directors(3)(4)	400,000
Annual RSU Grant for All Non-Employee Directors(4)(5)	200,000
Committee Additional Cash Retainer
Audit Committee Chairperson(1)(2)	20,000
Audit Committee member (other than Chairperson)(1)(2)	8,000
Compensation Committee Chairperson(1)(2)	12,000
Compensation Committee member (other than Chairperson)(1)(2)	5,000
Nominating and Corporate Governance Committee Chairperson(1)(2)	7,500
Nominating and Corporate Governance Committee member (other than Chairperson)(1)(2)	3,500
Additional Annual Retainer for Chairperson of our Board of Directors (if a Non-Employee Director)(1)(2)	20,000
Additional Annual Retainer for Lead Independent Director(1)(2)	15,000
(1)	Vested upon payment and paid in arrears on the last business day of each fiscal quarter in which the Non-Employee Director’s service occurred.
(2)
For 2021, the annual retainer was pro-rated based on the days remaining in the 2021 with the pro-rated amount paid for the second quarter of 2021, and regular full quarterly payments thereafter. If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, this annual retainer will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Non-Employee Director provides the service, and regular full quarterly payments thereafter.

(3)
The initial one-time RSU grant payable to the Non-Employee Directors will have a target grant value of $400,000 and will vest in three equal annual installments over three years from the date of the Non-Employee Director’s initial election or appointment to be a Non-Employee Director.

(4)
In the event of a change of control (as defined in the 2021 Plan), any unvested portion of an equity award granted to our Non-Employee Directors pursuant to the Non-Employee Director Compensation Policy shall be 100% vested immediately prior to the closing of such change of control, subject to the Non-Employee Director’s continuous service with us on the effective date of the change of control.

(5)
At the close of business on the date of each annual meeting of our stockholders, each Non-Employee Director who will continue as a member of the Board following the date of such annual meeting of our stockholders will receive an annual RSU grant with a target grant value of $200,000 that vests, subject to change of control vesting acceleration, in full on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next each annual meeting of our stockholders.

The following table shows certain information with respect to the compensation of all non-employee directors of the Company in 2021:
Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(1)(2)	Total ($)
Anthony Bay(3)	—	—	—
Tony Aquila	33,803	390,915	424,718
Douglas Francis	27,260	390,915	418,175
Brenda Freeman	43,889	390,915	434,804
Olga Gonzalez	38,164	390,915	429,079
Scott Gordon	34,348	390,915	425,263
Justin Hartfield	27,260	390,915	418,175
Fiona Tan	29,168	390,915	420,083
(1)	The following table shows, for each named individual, the aggregate shares under stock awards and the aggregate shares underlying option awards held by that individual as of December 31, 2021.
Name	Aggregate Stock Awards Outstanding as of December 31, 2021
Anthony Bay	—
Tony Aquila	30,280
Douglas Francis	30,280
Brenda Freeman	30,280
Olga Gonzalez	30,280
Scott Gordon	30,280
Justin Hartfield	30,280
Fiona Tan	30,280
(2)
Amounts reflect the grant date fair value of all service-vesting RSU awards in accordance with ASC 718. The grant date fair value of each RSU award was measured based on the closing price of our shares of our Class A Common Stock on the date of grant. For information regarding assumptions underlying the value of equity awards, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Mr. Bay was appointed a member and the Chairperson of the Board on March 7, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following is a summary of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, managers, promoters, beneficial holders of more than 5% of our membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section entitled “Executive Compensation.”
Amended Operating Company Agreement
Concurrently with the Closing, the WMH LLC operating agreement was further amended and restated in its entirety to become the Fourth Amended and Restated Operating Agreement (the “Amended Operating Agreement”). Messrs. Beals, Camire, Dean, Feijoo, Lee, Francis and Hartfield and Ghost Media Group, LLC all own Paired Interests and Class P Units as described in the section titled “Principal Securityholders.”
Rights of the Units
Pursuant to the Amended Operating Agreement, the Units are entitled to share in the profits and losses of WMH LLC and to receive distributions as and if declared by the managing member of WMH LLC and have no voting rights. The Amended Operating Agreement generally establishes the rights and vesting conditions of the LTIP Units and the Class P Units, which are treated as profits interests in WMH LLC, and may be offered to directors, employees, officers, consultants or other service providers. LTIP Units and Class P Units have all the rights, privileges, preferences, and obligations as are specifically provided for in the Amended Operating Agreement, and as may otherwise be generally applicable to all classes of Units, however, LTIP Units and Class P Units are not entitled to vote on any matter subject to a vote of the members, except as otherwise required by law.
Management
We, as the managing member of WMH LLC, have the sole vote on all matters that require a vote of members under the Amended Operating Agreement or applicable law. The business, property and affairs of WMH LLC are managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
We, as managing member of WMH LLC may, in our sole discretion, authorize distributions to the WMH LLC members (to the extent of available cash, as defined in the amended operating agreement). Subject to provisions in the Amended Operating Agreement governing tax distributions and the treatment of Class P Units and LTIP Units (as defined in the Amended Operating Agreement), all such distributions will be made pro rata in accordance each member’s number of Class P Units.
The holders of Class P Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of WMH LLC. Net profits and net losses of WMH LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of Units. The Amended Operating Agreement provides for pro rata cash distributions to the holders of Units for purposes of funding their tax obligations in respect of the taxable income of WMH LLC that is allocated to them. Generally, these tax distributions will be computed based on WMH LLC’s estimate of the net taxable income of WMH LLC allocable to each holder of Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of California or New York, New York (taking into account the non-deductibility of certain expenses, the character of our income, and the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code). As a result of (i) potential differences in the amount of net taxable income allocable to us and the other Unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating WMH LLC’s distribution obligations, we may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreement.
Upon the liquidation or winding up of WMH LLC, subject to the treatment of Class P Units and LTIP Units (as defined in the Amended Operating Agreement) and tax distributions, all net proceeds thereof will be distributed in accordance with each member’s number of Units.

Transfer Restrictions
The Amended Operating Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Units for shares of Class A Common Stock or cash pursuant to the exchange agreement.
Exchange Agreement
Concurrently with the Closing, we, WMH LLC and the Unit holders, including Messrs. Beals, Camire, Dean, Feijoo, Lee, Francis and Hartfield and Ghost Media Group, LLC, as described in the section titled “Principal Securityholders,” entered into an exchange agreement (the “Exchange Agreement”). The terms of the Exchange Agreement provide the Unit holders (or certain permitted transferees thereof) with the right from time to time at and after 180 days following the Business Combination to exchange their c) for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, and to exchange their vested Class P Units for shares of Class A Common Stock with a value equal to the value of such Class P Units less their participation threshold, or, in each case, at the Company’s election, the cash equivalent of such shares of Class A Common Stock. By default, each exchange will take the form of a redemption by us of the WMH Units in exchange for Class A Common Stock or cash, as applicable, unless we elect to effect such exchange directly with the applicable Unit holder. The shares of Class V Common Stock surrendered in any exchange will be immediately cancelled.
The Exchange Agreement provides that, as a general matter, a Unit holder does not have the right to exchange Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us and our subsidiaries to which the Unit holder may be subject, including the Amended Operating Agreement and the Exchange Agreement. Additionally, the Exchange Agreement contains restrictions on redemptions and exchanges intended to prevent WMH LLC from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. We may impose additional restrictions on exchanges that it determines to be necessary or advisable so that WMH LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
Concurrently with the Closing, we, the Holder Representative and the Class A Unit holders, including Messrs. Beals, Francis and Hartfield and Ghost Media Group, LLC, as described in the section titled “Principal Securityholders,” entered into the tax receivable agreement, (the “Tax Receivable Agreement”), pursuant to which we are required to pay to holders of Class A Units, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realizes as a result of (i) increases to the tax basis of WMH LLC’s assets resulting from our acquisition of common units for cash in the Business Combination and future redemptions or exchanges of Class A Units for shares of Class A Common Stock or cash, (ii) tax benefits related to imputed interest or (iii) tax attributes resulting from payments made under Tax Receivable Agreement. The payment obligations under Tax Receivable Agreement are our obligations and not obligations of WMH LLC.
We expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Assuming no material changes in relevant tax law, that there are no future redemptions or exchanges of Class A Units and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, the tax savings associated with acquisitions of common units in the Business Combination would aggregate to approximately $151.3 million over 15 years from the Closing Date. Under this scenario, we would be required to pay to the Class A Unit holders approximately 85% of such amount, or $128.6 million, over the 15-year period from the Closing Date. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of the Class A Common Stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to us over the life of the Tax Receivable Agreement and will depend on us generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are not conditioned on the Class A Unit holders’ continued ownership of WMH LLC.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.
In addition, the Tax Receivable Agreement provides that if (1) we breach any of our material obligations under the Tax Receivable Agreement (including in the event that we are more than three months late making a payment that is due under the Tax Receivable Agreement, except in the case of certain liquidity exceptions), (2) we are subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, we elect an early termination of the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement (with respect to all Class A Units, whether or not such units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. The Tax Receivable Agreement also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, (A) our obligations under the Tax Receivable Agreement with respect to Class A Units that have been exchanged or redeemed prior to or in connection with such change of control transaction would accelerate and become payable in a lump sum as described above and (B) with respect to Class A Units that have not been exchanged as of such change of control transaction, our or our successor’s obligations under the Tax Receivable Agreement would be based on certain assumptions, including that our or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon any acceleration of our obligations under the Tax Receivable Agreement (including upon a change of control), we could be required to make payments under the Tax Receivable Agreement that are greater than 85% of our actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where the Class A Unit holders have interests that differ from or are in addition to those of the Class A stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on our ability to make distributions to us. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Amended and Restated Registration Rights Agreement
Concurrently with the Closing, Silver Spike Sponsor, LLC (“Silver Spike Sponsor”) and certain Unit holders, including Messrs. Beals, Camire, Dean, Feijoo, Lee, Francis and Hartfield, Silver Spike Sponsor, LLC and Ghost Media Group, LLC, as described in the section titled “Principal Securityholders,” entered into the Amended and Restated Registration Rights Agreement, dated June 16, 2021, among us and certain of our stockholders (the “Amended and Restated Registration Rights Agreement”). As a result, Silver Spike Sponsor, LLC and such certain Unit holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three such demand registrations for Silver Spike Sponsor, LLC and three such demand registrations for such certain Unit holders thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25.0 million but in excess of $10.0 million in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We have also agreed to file within 45 days of the Closing a resale shelf registration statement covering the resale of all registrable securities.
Silver Spike Related Transactions and Agreements
In June 2019, Silver Spike Sponsor purchased 7,187,500 founder shares for an aggregate purchase price of $25,000, or $0.004 per share. On September 23, 2019, in connection with the expiration of the underwriter’s over-allotment option, Silver Spike Sponsor surrendered 937,500 founder shares. In connection with the closing of Silver Spike’s IPO, Silver Spike Sponsor granted sponsor LLC equity interests to Silver Spike’s independent directors that collectively comprised approximately 1% of the outstanding equity interests in Silver Spike Sponsor.

Silver Spike Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement simultaneously with the closing of Silver Spike’s IPO. Each Private Placement Warrant may be exercised for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination.
Silver Spike entered into an Administrative Services Agreement pursuant to which Silver Spike paid Silver Spike Sponsor up to $20,000 per month for office space, administrative and support services. Upon completion of the Business Combination, Silver Spike ceased paying any of these monthly fees. As of the Closing Date, Silver Spike Sponsor was paid an aggregate of $79,074 for office space, administrative and support services and was entitled to be reimbursed for any out-of-pocket expenses.
Silver Spike Sponsor, Silver Spike’s officers and directors, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on Silver Spike’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the Closing Date, Silver Spike Sponsor, and its respective affiliates were paid an aggregate of $88,252.
Silver Spike Sponsor agreed to loan Silver Spike $250,000 under an unsecured promissory note to be used for Silver Spike’s working capital expenses. These loans are non-interest bearing and unsecured. The value of Silver Spike Sponsor’s interest in this loan transaction corresponded to the principal amount outstanding under any such loan. On February 18, 2021, Silver Spike Sponsor agreed to loan Silver Spike an additional $750,000 under an additional unsecured promissory note to be used for the payment of working capital expenses, including expenses incurred in connection with the Business Combination. The notes were non-interest bearing, unsecured and repaid on the Closing Date.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, Silver Spike entered into a Subscription Agreement with (i) Silver Spike Opportunities I, LLC, an entity affiliated with certain directors and officers of Silver Spike, for the purchase of 3,500,000 shares of Silver Spike’s Class A ordinary shares for an aggregate purchase price of $35,000,000 and (ii) AFV Partners SPV-5 (WM) LLC, an entity affiliated with Tony Aquila, one of our directors, for the purchase of 5,000,000 PIPE Shares for an aggregate purchase price of $50.0 million, in each case on the same on the same terms and conditions as the form of Subscription Agreement.
Legacy WMH Transactions and Agreements
Certain Employment Relationships
Certain immediate family members of Douglas Francis, Legacy WMH’s former chief executive officer and a current member of our board of managers, provide services to us for compensation, as described below:
•
Russell Francis was formerly employed as one of our UI/UX developers. Mr. R. Francis, who is a brother of Mr. Francis, earned $198,606 and $15,300 in compensation in 2019 and 2020, respectively, and no compensation in the year ended December 31, 2021.

•
Troy Francis formerly provided services to us as an independent contractor. Mr. T. Francis, who is a brother of Mr. Francis, earned $151,320 and $4,602 in compensation in 2019 and 2020, respectively, and no compensation in the year ended December 31, 2021.

•
Kathleen Joosten was formerly employed as a corporate attorney in our legal department. Ms. Joosten, who is the sister-in-law of Mr. Francis, earned $163,462 and $167,427 in compensation in 2019 and 2020, respectively, and $151,889 in compensation in the year ended December 31, 2021.

•
Len Townsend, who is Justin Hartfield’s father-in-law, formerly provided services to us as an independent contractor. Mr. Townsend earned $240,000 in 2019 and no compensation in 2020 and 2021, respectively, and no compensation in the year ended December 31, 2021.

Certain Other Enterprises
WCC MGMT, LLC is a business of which each of Messrs. Francis and Hartfield indirectly own a minority interest. WCC MGMT, LLC uses our listing products and has participated in other brand promotion opportunities. WCC MGMT, LLC paid us a total of $98,495, $536,750 and $507,935 in 2019, 2020 and 2021 respectively, for such products and services. Mr. Beals indirectly owned a minority interest in WCC MGMT, LLC, but relinquished his indirect interest in April 2019.
DICA Distribution, LLC is a company of which Mr. Francis indirectly owned 47.5%, Mr. Hartfield indirectly owned 47.5% and Mr. Beals indirectly owned 5% of the equity interests. DICA Distribution, LLC leased premises pursuant to a lease, in connection with which we issued a guaranty in favor of the landlord. The value of the underlying lease was $502,272 and $171,505 in 2018 and 2019, respectively. In April 2019, Mr. Beals relinquished his indirect interest in DICA Distribution, LLC. In May 2019, DICA Distribution, LLC merged with and into WCC MGMT, LLC and our guaranty was released by the landlord.
Glasir Group, LLC is a business owned by Messr. Francis and his spouse. We are contemplating a sublease of our offices located at 43 Discovery, Irvine, California 92618 to Glasir Group, LLC.
Searchcore Payments
In August 2012, Searchcore, Inc., or Searchcore, purchased all of the equity ownership that Messrs. Francis and Hartfield held in Searchcore for an installment note in the amount of $1.6 million payable to each of Messrs. Francis and Hartfield. Pursuant to certain reorganization transactions, the notes were ultimately assigned to Weedmaps Media, LLC, one of our wholly owned subsidiaries.
Pursuant to a note payable to Mr. Hartfield and that certain Global Securities Purchase, Consulting, and Resignation Agreement dated as of July 31, 2012, by and among Searchcore, Weedmaps Media, Inc. and Justin Hartfield, there were $205,324 of the remaining obligations to Mr. Hartfield, which were paid off in 2021. All obligations to Mr. Francis and Mr. Hartfield under these arrangements have been paid in full.
Other Transactions
We have entered into employment and other agreements with certain of our executive officers. For a description of agreements with our Named Executive Officers, see the sections entitled “Executive Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2020.”
We have granted equity awards to certain of our executive officers. For a description of equity awards granted to our Named Executive Officers, see the section entitled “Executive Compensation.”
We entered into indemnification agreements with substantially all of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
Related Party Transaction Policy
The Board has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.
Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.
Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our audit committee pursuant to this policy before such related person may engage in the transaction.

In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risk, cost and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction; and
•	the availability of other sources for comparable services or products.
Our audit committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and our stockholders, as our audit committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or WM Technology, Inc. Direct your written request to Investor Relations at investors@weedmaps.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Brian Camire
Brian Camire
General Counsel and Secretary
April 29, 2022
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Brian Camire, 41 Discovery, Irvine, California 92618.

Appendix A—Supplemental Information About Financial Measures
To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net income before interest, taxes and depreciation and amortization in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net income (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.
We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Non-GAAP Reconciliations
WM TECHNOLOGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(In thousands)
	Years Ended December 31,
	2021	2020
Net income	$152,218	$38,830
Benefit from income taxes	(601)	—
Depreciation and amortization expenses	4,425	3,978
EBITDA	156,042	42,808
Stock-based compensation	29,324	—
Change in fair value of warrant liability	(166,518)	—
Warrant transaction costs	5,547	—
Impairment of right-of-use asset	2,372	—
Transaction related bonus expense	2,200	—
Transaction costs	2,583	—
Legal settlement	148	—
Adjusted EBITDA	$31,698	$42,808
Definition of Key Operating and Financial Metrics
•
Average Monthly Revenue Per Paying Client: Average monthly revenue per paying client measures how much clients, for the period of measurement, are willing to pay us for our subscription and additional offerings and the efficiency of the bid-auction process for our featured listings placements. We calculate this metric by dividing the average monthly revenue for any particular period by the average monthly number of paying clients in the same respective period. The calculation of monthly revenue includes revenue from any clients that cease to be paying clients during the applicable month.

•	Average Monthly Paying Clients: We define average monthly paying clients as the monthly average of clients billed each month over a particular period (and for which services were provided).
•
MAUs: We define MAUs as the number of unique users opening our Weedmaps mobile app or accessing our Weedmaps.com website over the course of a calendar month. In any particular period, we determine our number of MAUs by counting the total number of users who have engaged with the weedmaps.com site during the final calendar month of the given period.

WM TECHNOLOGY, INC.
41 DISCOVERY
IRVINE, CA 92618

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 20, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MAPS2022**
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 20, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Christopher Beals 02) Fiona Tan 03) Anthony Bay

The Board of Directors recommends you vote FOR th following proposal:	For	Against	Abstain
2. Advisory Vote, On A Non-Binding Basis, To Approve The Compensation Of Our Named Executive Officers For The Year Ended 2022.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
3. Advisory Vote, On A Non-Binding Basis, On The Frequency Of Solicitation Of Advisory Stockholder Approval Of Executive Compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR th following proposal:	For	Against	Abstain
4. Ratification Of Selection Of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000569407_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

WM TECHNOLOGY, INC.
Annual Meeting of Shareholders
June 21, 2022 10:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Camire and Arden Lee, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WM TECHNOLOGY, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on June 21, 2022, virtually at www.virtualshareholdermeeting.com/MAPS2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000569407_2 R1.0.0.24